Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INDEVUS PHARMACEUTICALS, INC.,

HAYDEN MERGER SUB, INC.

AND

VALERA PHARMACEUTICALS, INC.

DATED AS OF DECEMBER 11, 2006

i

EXHIBIT 2.1(a)(ii)	—	Form of Supprelin Contingent Stock Rights Agreement
EXHIBIT 2.1(a)(iii)	—	Form of Stent Contingent Stock Rights Agreement
EXHIBIT 2.1(a)(iv)	—	Form of Octreotide Contingent Stock Rights Agreement
EXHIBIT 2.1(d)(ii)(A)	—	Treatment of Company Stock Options – I
EXHIBIT 2.1(d)(ii)(B)	—	Treatment of Company Stock Options – II
EXHIBIT 5.15	—	Form of Affiliate Agreement
EXHIBIT 8.14(jj)	—	Knowledge of the Company
EXHIBIT 8.14(kk)	—	Knowledge of Parent

INDEX OF DEFINED TERMS

409A Authorities	25
Affiliate	78
Affiliate Agreement	62
Agreement	1
AJCA	26
Associate	78
CERCLA	27
Certificate of Merger	2
Certificates	7
Closing	2
Closing Date	2
Code	1
Commonly Controlled Entity	24
Company	1
Company Adverse Recommendation Change	56
Company Benefit Agreements	24
Company Benefit Plans	24
Company Board	13
Company Bylaws	11
Company Certificate of Incorporation	11
Company Common Stock	1
Company Disclosure Letter	10
Company Equity Plan	4
Company Expenses	69
Company Filed SEC Report	15
Company Financial Advisor	13
Company Financial Statements	15
Company IP	75
Company Licensed IP	75
Company Material Adverse Effect	79
Company Material Contract	23
Company Notice of Adverse Recommendation	56
Company Organizational Documents	11
Company Owned IP	75
Company Participant	22
Company Partner	19
Company Pension Plan	23
Company Pension Plans	23
Company Permits	15
Company Preferred Stock	11
Company SEC Reports	15
Company Stock Options	5
Company Stock Rights	11
Company Stockholder Approval	13
Company Stockholders’ Meeting	60
Company Subsidiaries	12

Company Subsidiary	12
Company Takeover Proposal	55, 70
Company Termination Fee	70
Company Welfare Plan	23
Company Welfare Plans	23
Competition Laws	53
Confidentiality Agreement	52
Contingent Stock Rights	4
Contingent Stock Rights Agreements	4
Contract	75
Covered Employees	62
D&O Insurance	58
Development Drugs	75
DGCL	2
Dissenting Shares	9
DOJ	54
Effective Time	2
EMEA	14
Environmental Laws	75
Environmental Permits	75
ERISA	23
Exchange Act	14
Exchange Agent	6
Exchange Fund	7
Exchange Ratio	3
FDA	14
FDCA	15
GAAP	16
Good Clinical Practices	75
Good Laboratory Practices	76
Good Manufacturing Practices	76
Governmental Entity	14
Hazardous Substances	76
HSR Act	14
Hydron Technology	76
IND	76
Intellectual Property	77
IP Contract	29
Joint Proxy Statement	59
Judgments	64
known to Company	79
known to Parent	79
Law	13
Liability	16
Liens	12

v

Litigation	22
Material Adverse Effect	78
Merger	1
Merger Consideration	4
Merger Sub	1
Merger Sub Common Stock	33
Nasdaq	3
NDA	77
New Plan	63
Nonqualified Deferred Compensation Plan	25
Octreotide	77
Octreotide Contingent Stock Rights	4
Octreotide Contingent Stock Rights Agreement	4
Order	13
Outside Date	67
Parent	1
Parent Adverse Recommendation Change	57
Parent Benefit Plans	43
Parent Board	32
Parent Bylaws	32
Parent Certificate of Incorporation	32
Parent Common Stock	3
Parent Common Stock Value	3
Parent Commonly Controlled Entity	43
Parent Convertible Notes	33
Parent Disclosure Letter	31
Parent Expenses	71
Parent Filed SEC Report	37
Parent Financial Statements	37
Parent IP	77
Parent IP Contracts	45
Parent Licensed IP	77
Parent Material Adverse Effect	79
Parent Material Contract	43
Parent Option	33
Parent Organizational Documents	32
Parent Owned IP	77
Parent Partner	41
Parent Pension Plan	44
Parent Preferred Stock	32
Parent Product IP	77
Parent Products	77
Parent Restricted Shares	32
Parent SEC Reports	37
Parent Stock Plans	33
Parent Stock Rights	33

Parent Stockholder Approval	35
Parent Stockholders’ Meeting	60
Parent Subsidiaries	34
Parent Subsidiary	34
Parent Takeover Proposal	77
Parent Termination Fee	69
Parent Welfare Benefit Plan	44
Parent Welfare Benefit Plans	44
person	78
Primary Company Executives	22
Product IP	77
Products	78
Psilos	1
Registration Statement	59
Regulatory Authority	14
Regulatory Authorizations	78
Release	78
Representatives	78
Sarbanes-Oxley Act	15
SEC	9
Securities Act	9
Share Issuance	13
SMH	1
Stent	78
Stent Contingent Stock Right	4
Stent Contingent Stock Rights Agreement	4
Stockholder Voting Agreements	1
Subsidiary	79
Superior Proposal	56
Supprelin	78
Supprelin Contingent Stock Right	4
Supprelin Contingent Stock Rights Agreement	4
Surviving Corporation	2
Tax Return	21
Taxes	21
to the knowledge of Parent	79
to the knowledge of the Company	79
Transaction Agreements	1
Transition Committee	52
Transition Plan	53
WARN Act	63

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 11, 2006, 2006, is by and among Indevus Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Hayden Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and Valera Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that the merger of Merger Sub with and into the Company (the “Merger”) is advisable and in the best interest of their respective stockholders and is in furtherance of and consistent with their respective long-term business strategies;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each (a) approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) not owned directly or indirectly by Parent or the Company (and other than Dissenting Shares (as defined in Section 2.3 hereof)) will be converted into the Merger Consideration (as defined in Section 2.1 hereof) and (b) approved this Agreement upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Parent has approved this Agreement and the Merger and Parent, in its capacity as the sole stockholder of Merger Sub, has approved this Agreement and the Merger upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and each of (a) certain affiliated funds of Sanders Morris Harris, Inc. (“SMH”) and (b) Psilos Group Partners II-S, L.P. (“Psilos”) have entered into an agreement, pursuant to which each of SMH and Psilos have agreed to vote the shares of Company Common Stock beneficially owned by such stockholder (constituting, in the aggregate, 41.4% of the outstanding shares of Company Common Stock entitled to vote on the Merger) in favor of this Agreement and the transactions contemplated hereby (including the Merger) and against any transaction or other action that would interfere with this Agreement or any of the transactions contemplated hereby (including the Merger) (collectively, the “Stockholder Voting Agreements,”) and together with (i) the Contingent Stock Rights Agreements (as defined in Section 2.1) and (ii) this Agreement, collectively referred to as the “Transaction Agreements”); and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be, and by being signed by Parent, Company and Merger Sub is, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving entity following the Merger (sometimes referred to herein as the “Surviving Corporation”). The existence of the Company shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the DGCL.

Section 1.2 Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, on a date to be specified by the parties, which shall be no later than the third business day after the satisfaction or waiver of all of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and by making all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to herein as the “Effective Time.”

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 1.4 Organizational Documents of the Surviving Corporation. The Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.5 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly designated, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly designated, as the case may be.

ARTICLE II

EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Common Stock:

(a) Conversion of Company Common Stock. Subject to the provisions of Section 2.1(f) hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 2.1(c) hereof and Dissenting Shares (as defined in Section 2.3 hereof)) shall be converted into the right to receive:

(i) a number of validly issued, fully paid and nonassessable shares of common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”) equal to the Exchange Ratio. “Exchange Ratio” means $7.75 divided by the Parent Common Stock Value; provided that (x) if the Parent Common Stock Value is less than $6.59, the Exchange Ratio will be 1.1766 for all purposes under this Agreement and (y) if the Parent Common Stock Value is greater than $8.05, the Exchange Ratio shall be .9626 for all purposes under this Agreement. “Parent Common Stock Value” means the volume weighted average of the per share daily closing prices on The Nasdaq Global Market (“Nasdaq”), as reported in The Wall Street Journal during the 25 consecutive trading days ending on the fifth trading day prior to the date that the Company Stockholders’ Meeting is held. The Exchange Ratio shall be calculated to the nearest one-ten thousandth of a share of Parent Common Stock and the Parent Common Stock Value shall be calculated to the nearest one-tenth of one cent;

(ii) one contingent stock right which shall be subject to the terms and conditions of a contingent stock rights agreement (the “Supprelin Contingent

Stock Rights Agreement”) substantially in the form attached hereto as Exhibit 2.1(a)(ii) (a “Supprelin Contingent Stock Right”);

(iii) one contingent stock right which shall be subject to the terms and conditions of a contingent stock rights agreement (the “Stent Contingent Stock Rights Agreement”) substantially in the form attached hereto as Exhibit 2.1(a)(iii) (a “Stent Contingent Stock Right”); and

(iv) one contingent stock right which shall be subject to the terms and conditions of a contingent stock rights agreement (the “Octreotide Contingent Stock Rights Agreement” and, collectively with the Supprelin Contingent Stock Rights Agreement and the Stent Contingent Stock Rights Agreement, the “Contingent Stock Rights Agreements”) substantially in the form attached hereto as Exhibit 2.1(a)(iv) (an “Octreotide Contingent Stock Right” and, collectively with the Supprelin Contingent Stock Rights and the Stent Contingent Stock Rights, the “Contingent Stock Rights”; the Contingent Stock Rights, together with the shares of Parent Common Stock referred to in clause (i) above, being referred to herein as the “Merger Consideration”).

As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate (as defined in Section 2.2(b)) which immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions payable pursuant to Section 2.2(c), to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest.

(b) Conversion of Merger Sub Common Stock. Each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of the Surviving Corporation.

(c) Cancellation of Certain Shares. Each share, if any, of Company Common Stock that is held by the Company as treasury shares and each share of Company Common Stock which is owned by the Company or Parent or by any direct or indirect wholly-owned subsidiary of the Company or Parent shall be canceled without any conversion, and no consideration shall be delivered in respect thereof.

(d) Company Stock Options. Effective not later than the Closing, the Company shall take all actions required to provide that, effective as of the Closing, the Company’s Equity Incentive Plan (the “Company Equity Plan”) and all options to purchase the capital stock of the Company (the “Company Stock Options”) outstanding immediately before the Closing shall be cancelled and of no further force or effect.

(i) Except as otherwise provided in paragraph (ii) below, in consideration for the cancellation of Company Stock Options outstanding under the Company Equity Plan immediately before the Closing, the holders thereof (whether or not such Company Stock Options shall otherwise be exercisable at the Effective Time) shall receive effective as of the Closing such number of shares of Parent Common Stock, but not less than zero, equal to (A) the number of shares of Company Common Stock subject to each such Company Stock Option held by such holder multiplied by the excess, if any, of (I) the closing price per share of Company Common Stock on the Nasdaq, as reported in The Wall Street Journal, on the trading day most recently preceding the Closing Date over (II) the per-share exercise price under such Company Stock Option, divided by (B) the closing price per share of Parent Common Stock on the Nasdaq, as reported in The Wall Street Journal, on the trading day most recently preceding the Closing Date; provided that such Company Stock Option holder shall have remitted to the Company or the Surviving Corporation payment by cash or check equal to the aggregate amount of federal, state, local or foreign taxes that Parent, the Company or the Surviving Corporation is required to deduct and withhold with respect to the cancellation of such Company Stock Option in accordance with applicable Law, and the Surviving Corporation shall remit all such withholdings to the appropriate taxing authority.

(ii) Notwithstanding the provisions of paragraph (i) above, to the extent a holder of Company Stock Options outstanding under the Company Equity Plan immediately before the Closing (whether or not such Company Stock Options shall otherwise be exercisable at the Effective Time) consents in writing to the treatment described in this paragraph (ii), such holder shall receive the following:

(A) If the per-share exercise price of such Company Stock Option is less than $7.75, (I) effective as of the Closing such number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to each such Company Stock Option held by such holder immediately before the Closing multiplied by (1) the excess of (x) $7.75 over (y) the per-share exercise price of such Company Stock Option divided by (2) the Parent Common Stock Value (but not less than $6.59 nor more than $8.05) and (II) Parent’s unfunded and unsecured promise to issue in the future, such number of shares of Parent Common Stock as determined by the formula set forth on Exhibit 2.1(d)(ii)(A) attached hereto.

(B) If the per-share exercise price of such Company Stock Option is $7.75 or more, Parent’s unfunded and unsecured promise to issue in the future such number of shares of Parent Common Stock as determined by the formula set forth on Exhibit 2.1(d)(ii)(B) attached hereto.

(iii) All payments described in paragraph (ii) above shall be subject to the withholding of all federal, state, local or foreign taxes in accordance with applicable Law, and the Surviving Corporation (or its successor, as applicable) shall remit all such withholdings to the appropriate taxing authority.

(iv) No fraction of a share of Parent Common Stock will be issued by virtue of this subsection (d), but in lieu thereof, any Company Stock Option holder who would otherwise be entitled to a fraction of a share of Parent Common Stock pursuant to this subsection (d) (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder at such time pursuant to paragraphs (i) and/or (ii), above, as the case may be), shall receive an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of such fraction multiplied by Parent Common Stock Value (or, with respect to future issuances pursuant to paragraph (ii) above, multiplied by the Current Stock Price (as defined in the applicable Contingent Stock Rights Agreement)) (in each case, subject to the withholding of all federal, state, local or foreign taxes in accordance with applicable Law, which the Surviving Corporation (or its successor, as applicable) shall remit to the appropriate taxing authority).

(e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof Parent shall pay to each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder (other than those that would be received pursuant to subsection (d) above)), upon surrender of such holder’s Certificate(s), an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the Parent Common Stock Value.

(f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

Section 2.2 Exchange of Shares and Certificates.

(a) Exchange Agent. At or prior to the Effective Time, Parent shall engage a nationally-recognized financial institution reasonably satisfactory to the Company to act as exchange agent in connection with the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of Company Common Stock immediately prior to the Effective Time, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1(a). In addition, Parent shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, cash in an amount sufficient to make the payments in lieu of fractional shares pursuant to Section

2.1(e) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 2.2(c). All cash and Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”), which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.1 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, cash in lieu of any fractional shares pursuant to Section 2.1(e) and any dividends or other distributions payable pursuant to Section 2.2(c). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate or certificates representing that number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 2.1 (which shall be in uncertificated book entry form unless a physical certificate is requested), payment in lieu of fractional shares which such holder is entitled to receive pursuant to Section 2.1(e) and any dividends or distributions payable pursuant to Section 2.2(c), and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, certificates representing the proper number of shares of Parent Common Stock may be issued to a Person (as defined in Section 8.14(ee)) other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.1(e) or Section 2.2(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.1(e) or Section 2.2(c).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1(e) hereof, until such Certificate has been surrendered in accordance with this Article II. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, the number of whole shares of Parent Common Stock issuable in exchange therefor pursuant to this Article II, together with any cash payable in lieu of a fractional share of

Parent Common Stock to which such holder is entitled pursuant to Section 2.1(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding Taxes (as defined in Section 3.10(g)) that may be required thereon.

(d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock and Contingent Stock Rights issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(e) or Section 2.2(c) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.1(e) and any dividends or distributions pursuant to Section 2.2(c).

(f) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto), Contingent Stock Rights or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to five years after the Effective Time, or immediately prior to such earlier date on which any shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock, Contingent Stock Rights or any dividends or distributions with respect to Parent Common Stock issuable in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.5), any such shares, Contingent Stock Rights, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to former stockholders of the Company after the Effective Time pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Article II shall promptly be paid to Parent.

(h) Withholding Rights. Parent and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person who was a holder of Company Common Stock immediately prior to the Effective Time such amounts as Parent or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(i) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and Contingent Stock Rights as may be required pursuant to Section 2.1(a), cash for fractional shares pursuant to Section 2.1(e) and any dividends or distributions payable pursuant to Section 2.2(c); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form reasonably satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity, against any claim that may be made against Parent or the Exchange Agent in respect of the Certificates alleged to have been lost, stolen or destroyed.

(j) Affiliates. Notwithstanding anything to the contrary herein, to the fullest extent permitted by applicable Law, no certificates representing shares of Parent Common Stock shall be delivered to a Person who may be deemed an “affiliate” of the Company for purposes of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”), and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder until such Person has executed and delivered to Parent an Affiliate Agreement (as defined in Section 5.15).

Section 2.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who properly exercise appraisal rights with respect thereto in accordance with Section 262 of DGCL (the “Dissenting Shares”) shall not be exchangeable for the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled only to receive payment of the appraised value of such shares of Company Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Common Stock will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisals of shares of Company Common Stock and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date (except for those representations and warranties made as of a specific date or time) as follows (except (i) as set forth in the written disclosure letter (which letter shall in each case specifically identify by reference to Sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section of such disclosure letter shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is readily apparent on its face) delivered by the Company to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”) or (ii) as disclosed in the Company SEC Reports (as defined in Section 3.7(a)) filed with or furnished to the SEC by the Company, and in either case, publicly available on or after January 1, 2006 and on or prior to the date hereof (and without regard to any amendment thereto filed after the date of this Agreement)):

Section 3.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined in Section 8.14(ff)). The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties requires it to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Each Company Subsidiary (as defined in Section 3.2(d)) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate (or similar) power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties requires it to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has furnished or made available to Parent true and complete copies of the Amended and Restated Certificate of Incorporation of the Company, as amended through the date of this Agreement (as so amended, the “Company Certificate of Incorporation”); the Amended and Restated Bylaws of the Company, as amended through the date of this Agreement (as so amended, the “Company Bylaws” and together with the Company Certificate of Incorporation, “Company Organizational Documents”); and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement. The Company Organizational Documents are in full force and effect and have not been amended or otherwise modified. The Company is not in violation of any provision of the Company Organizational Documents, and no Company Subsidiary is in material violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents. The Company has made available to Parent complete and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the stockholders of the Company and each of the Company Subsidiaries, the boards of directors of the Company and each of the Company Subsidiaries and the committees of each such board of directors, in each case held since January 1, 2004 and prior to the date hereof.

Section 3.2 Capitalization.

(a) The authorized capital stock of Company consists of (i) 30,000,000 shares of Company Common Stock, par value $0.001 per share, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). At the close of business on December 8, 2006, (A) 14,934,807 shares of Company Common Stock were issued and outstanding, (B) zero shares of the Company Common Stock were held by the Company in its treasury, and (C) 1,783,405 shares of Company Common Stock remain reserved for issuance pursuant to the Company Equity Plan, of which 1,501,292 shares of Company Common Stock were subject to outstanding and unexercised options to purchase Company Common Stock. At the close of business on December 8, 2006, no shares of Company Preferred Stock were issued and outstanding and no shares of Company Preferred Stock were held in the treasury of the Company.

(b) Except as set forth in Section 3.2(a) above, at the close of business on December 8, 2006, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. From February 2, 2006, until the date of this Agreement, there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of December 8, 2006, in accordance with their terms. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, phantom stock rights or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Company Subsidiary (i) relating to any issued or unissued capital stock or equity interest of the Company or any Company Subsidiary, (ii) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of, or options, warrants, convertible or exchangeable securities, subscriptions or other equity interests in, the Company or any Company Subsidiary or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of the Company or any Company Subsidiary (each of (i), (ii) and (iii), collectively, the “Company Stock Rights”). All outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or equity interest of the Company (including any shares of Company Common Stock) or any Company Subsidiary or any Company Stock Rights or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

(c) Section 3.2(c) of the Company Disclosure Letter sets forth a true, complete and correct list, as of December 8, 2006, of (i) all Company Stock Options, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates, the exercise or base prices and vesting schedules thereof and the names of the holders thereof. Each outstanding Company Stock Option may, pursuant to its terms, be treated at the Effective Time as set forth in Section 2.1.

(d) Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 includes all the Subsidiaries of the Company (each a “Company Subsidiary” and together, the “Company Subsidiaries”) in existence as of the date hereof. All the outstanding shares of capital stock of, or other equity interests in, each such Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are, except as set forth in such Exhibit 21.1, owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Neither the Company nor any of the Company Subsidiaries directly or indirectly owns or has any right or obligation to subscribe for or otherwise acquire any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than the Company Subsidiaries).

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Stockholder Approval (as defined below) in connection with this Agreement and the Merger, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than obtaining the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity. The affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the DGCL, the Company Certificate of Incorporation and the Company Bylaws (the “Company Stockholder Approval”) is the only vote of the holders of capital stock of the Company necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

(b) The Company Board of Directors (the “Company Board”), at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) determining that this Agreement is advisable and that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, and (iii) recommending that the Company’s stockholders adopt this Agreement. Such resolutions are sufficient to render the provisions of Section 203 of the DGCL inapplicable to this Agreement and the other Transaction Agreements, the Merger, the issuance of Parent Common Stock pursuant to this Agreement in connection with the Merger (the “Share Issuance”) and the other transactions contemplated by this Agreement. To the Company’s knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any other transaction contemplated by this Agreement or the other Transaction Agreements and the transactions contemplated thereby.

(c) Banc of America Securities LLC (the “Company Financial Advisor”) has delivered to the Company Board its opinion to the effect that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than the Company stockholders which are party to the Stockholder Voting Agreements). The Company will make available to Parent a correct and complete copy of the form of such opinion solely for informational purposes after receipt thereof by the Company.

Section 3.4 No Conflict. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby will not, (a) assuming the Company Stockholder Approval is obtained, conflict with or violate (i) the Company Certificate of Incorporation or the Company Bylaws or (ii) the equivalent organizational documents of any of the Company Subsidiaries, (b) subject to Section 3.5 and assuming the Company Stockholder Approval is obtained, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code or any other requirement or rule of law (a “Law”) or any charge, order, writ, injunction, judgment, guideline, guidance, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative (an “Order”), or any rule or regulation of any securities exchange on which the Company’s Common Stock is listed for trading, in each case applicable to the Company or any of the Company Subsidiaries or by which any property or asset of the Company or any of the Company Subsidiaries is bound or affected, (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent, or result in the creation of a

Lien on any property or asset of the Company or any of the Company Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any property or asset of any of them is bound or affected (including any Company Material Contract (as defined in Section 3.13) and any Company Permit (as defined in Section 3.6(b)), or (d) result in the loss of or otherwise impair the right, title or interest of the Company or any Company Subsidiaries in and to any of the material Company IP, except, in the case of clauses (a)(ii), (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences which have not had and are not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Required Filings and Consents. The execution and delivery by the Company of this Agreement does not, and the performance by the Company of this Agreement will not, require any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory authority or commission or other governmental or government-authorized authority or agency, domestic or foreign (a “Governmental Entity”), except for (i) applicable requirements, if any, of (A) the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, the filing with the SEC of the Joint Proxy Statement and of the Registration Statement (each as defined in Section 5.11(a)) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (B) state securities or “blue sky” laws, (C) Delaware Law to file the Certificate of Merger or other appropriate documentation and (D) Nasdaq, (ii) those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) such filings and approvals as are required to be made or obtained under any foreign antitrust, competition or similar Laws in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, and (iv) the filing of customary applications and notices, as applicable with the U.S. Food and Drug Administration ((the “FDA”) or any other federal, state, local or foreign Governmental Entity (such as the European Medicines Agency (“EMEA”) and Health Canada) that is concerned with the marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices (each, a “Regulatory Authority”)).

Section 3.6 Compliance; Regulatory Compliance. Other than tax matters, employee benefits matters, labor relations matters, environmental matters or intellectual property matters, which are the subjects of Sections 3.10, 3.14, 3.15, 3.16, and 3.17 respectively:

(a) Each of the Company and the Company Subsidiaries (i) has been operated at all times in compliance with all Laws and Orders applicable to the Company or any of the Company Subsidiaries or by which any property, business or asset of the Company or any of the Company Subsidiaries is bound or affected and (ii) is not in default or violation of any governmental licenses, permits or franchises to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any property or asset of the Company or any of the Company Subsidiaries is bound or affected other than, in the case of clauses (i) and (ii) above, failures to comply, defaults or violations which do not have and are not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law and Order.

(b) Each of the Company, the Company Subsidiaries and their respective employees and, to the Company’s knowledge, business partners, as applicable, has in effect all required filings, licenses, permits, certificates, exemptions, orders, consents, clearances, registrations, approvals and authorizations of all Governmental Entities (including all authorizations under the regulations of the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and the regulations of the FDA promulgated thereunder and any of the foregoing required by any other Regulatory Authority, including the EMEA and Health Canada) and third Persons necessary for the conduct of the Company’s and the Company Subsidiaries’ business and the use of their properties and assets (including the marketing and sale of the Products), as presently conducted and used (the “Company Permits”), and all Company Permits are valid and in full force and effect, except where such failure has not had, or is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect; and neither the Company nor any Company Subsidiary has received written notice from any Governmental Entity or third Person that any such Company Permit is subject to any adverse action which has had, or is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 SEC Filings; Financial Statements.

(a) Each of the Company and the Company Subsidiaries has filed all forms, reports, statements and documents required to be filed with the SEC since February 2, 2006 (the “Company SEC Reports”), each of which has complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated thereunder, each as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent Company SEC Report filed or furnished to the SEC by the Company, and in either case, publicly available prior to the date hereof (each, a “Company Filed SEC Report”). None of the Company SEC Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed or currently contains, any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent Company Filed SEC Report.

(b) Except to the extent updated, amended, restated or corrected by a subsequent Company Filed SEC Report, all of the financial statements included in the Company SEC Reports, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “Company Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules of the SEC with respect thereto and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments). The consolidated balance sheets (including the related notes) included in such Company Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Company Filed SEC Report) fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries at the respective dates thereof, and the consolidated statements of operations, stockholders’ equity and cash flows (in each case, including the related notes) included in such Company Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Company Filed SEC Report) fairly present, in all material respects, the consolidated statements of operations, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods indicated, subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments.

(c) Neither the Company nor any Company Subsidiary has any material Liabilities except for (i) Liabilities that are reflected, or for which reserves were established, on the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2005 or on the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 2006, (ii) Liabilities incurred in the ordinary course of business and consistent with past practice since September 30, 2006 and (iii) Liabilities that are disclosed in the Company SEC Reports. As used in this Agreement, the term “Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent or matured or unmatured, including those arising under any Law and those arising under any Contract.

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of the Company Subsidiaries has any outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(i) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets.

(ii) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(iii) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company or any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Reports.

(iv) Since December 31, 2005, Company has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in the Company’s internal control over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 2, as in effect on the date hereof.

(e) None of the Company Subsidiaries is, or has at any time since December 31, 2005 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

Section 3.8 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent audited financial statements included in the Company SEC Reports and through the date hereof, each of the Company and the Company Subsidiaries has conducted its respective businesses only in the ordinary course in all material respects and in a manner consistent with prior practice in all material respects and there has not been any event or occurrence of any condition that has had or is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as contemplated by this Agreement, since the date of the most recent audited financial statements included in the Company SEC Reports and through the date hereof, there has not been (i) any material change in accounting methods, principles or practices employed by the Company, other than as required by Law or GAAP or (ii) any action of the types described in Section 5.1(b) which, had such action been taken after the date of this Agreement, would be in violation of any such Section.

Section 3.9 FDA and Related Matters.

(a) All Regulatory Authorizations from the FDA, EMEA and all other applicable Regulatory Authorities relating to the Company and the Company Subsidiaries, their Products and the conduct of their business are, in all material respects, (i) validly registered and on file with applicable Regulatory Authorities, (ii) in compliance with all formal filing and maintenance requirements, and (iii) in good standing, valid and enforceable. The Company and the Company Subsidiaries have filed all required notices and responses to notices, supplemental applications, reports (including adverse experience reports) and other information with the FDA, EMEA and all other applicable Regulatory Authorities. The Company and the Company Subsidiaries possess all Regulatory Authorizations required for the conduct of their businesses as currently conducted.

(b) Without limiting the generality of any other representations and warranties made by the Company under this Agreement, including the representations and warranties contained in Sections 3.4 and 3.6, to the Company’s knowledge, the Company and the Company Subsidiaries, the conduct of their business and their Products are in compliance in all material respects with (1) all applicable Laws and Orders of the FDA, EMEA and other Regulatory Authorities and (2) all Regulatory Authorizations. There are no, and have not been, any inspection reports, warning letters, notice of adverse findings, Section 305 notices or similar documents that assert a lack of substantial compliance with any applicable Laws, Orders, or regulatory requirements that have not been fully resolved to the satisfaction of the FDA, the EMEA or any other Regulatory Authorities, as applicable, none of the Company and the Company Subsidiaries has knowledge (or has been notified in writing by a third party) of any pending regulatory action, investigation or inquiry of any sort (other than non-material routine or periodic inspections or reviews) against any of the Company and the Company Subsidiaries, their Products or any manufacturer, developer or distributor of the Products, and, to the Company’s knowledge, there is no basis for any adverse regulatory action. Without limiting the foregoing, (i) there have been no product recalls, warnings, notifications or safety alerts conducted or issued by the Company or Company Subsidiaries, the FDA, the EMEA or any other Regulatory Authorities or otherwise with respect to the Company’s and the Company Subsidiaries’ Products, none of the foregoing has been requested or demanded by the FDA, the EMEA or any other Regulatory Authorities, and there is no reasonable basis for any of the foregoing; and (ii) none of the Company, the Company Subsidiaries or, to the knowledge of the Company, any of their respective agents or subcontractors, has been convicted of any crime or engaged in any conduct which would reasonably be expected to result in criminal liability, debarment or disqualification by the FDA, the EMEA or any other Regulatory Authority, no criminal, injunctive, seizure or civil penalty actions have at any time been commenced or threatened by any Regulatory Authority against the Company or any Company Subsidiaries or, to the knowledge of the Company, any of their respective agents or subcontractors, and there are no consent decrees (including plea agreements) or similar actions to which the Company or any Company Subsidiaries are bound or which relate to their Products. Neither the Company nor any Company Subsidiary is, to the Company’s knowledge, employing or utilizing the services of any individual who has been debarred, temporarily denied approval or suspended under any applicable Law or Order. To the Company’s knowledge, neither the Company nor any Company Subsidiary has made any untrue statement of fact or fraudulent statement to the FDA, the EMEA or any other Regulatory Authority nor have they failed to disclose any fact required to be disclosed to the FDA, the EMEA or any other Regulatory Authority, and to the Company’s knowledge, no Company Partner (as defined below) has made any untrue statement of fact or fraudulent statement to the FDA, the EMEA or any other Regulatory Authority relating to the Products, nor to the Company’s knowledge, has any Company Partner failed to disclose any facts required to be disclosed to the FDA, the EMEA or any other Regulatory Authority relating to the Products.

(c) To the extent of any disclosure in the Company Disclosure Letter with respect to any of the representations and warranties in Section 3.9(b) and otherwise, the Company and each Company Subsidiary is in compliance in all material respects with all written communications and requirements of the FDA, the EMEA and all other Regulatory Authorities relating thereto, including all requirements of the FDA, the EMEA and all other Regulatory Authorities in warning letters, notices of adverse findings and Section 305 notices and similar letters or notices, and in connection with all product recalls, notifications and safety alerts, and any request from the FDA, the EMEA or any Regulatory Authority requesting the Company or any Company Subsidiary to cease to investigate, test or market any product, and all consent decrees (including plea agreements) issued with respect to the Company or any Company Subsidiary.

(d) Neither the Company nor any Company Subsidiary has knowledge (or has been notified in writing by a Company Partner) of any pending regulatory action of any sort (other than non-material routine or periodic inspections or reviews) against any of the Company, Company Subsidiaries or any Person which manufactures, develops or distributes products pursuant to a development, commercialization, manufacturing, supply or other collaboration arrangement with the Company or any Company Subsidiary (each, a “Company Partner”) by the FDA, the EMEA or any other Regulatory Authority.

(e) The Company and the Company Subsidiaries have made available to Parent complete and accurate copies of all Regulatory Authorizations and regulatory dossiers relating thereto, all serious adverse event reports, periodic adverse event reports and other pharmacoviligence reports and data, and all other material Regulatory Authority communications, documents and other information submitted to or received from the FDA, the EMEA or any Regulatory Authority, including inspection reports, warning letters and similar documents, relating to the Company or any Company Subsidiary, the conduct of their business, or their Products.

(f) To the Company’s knowledge, all preclinical studies and clinical trials conducted or being conducted with respect to the Company and the Company Subsidiaries’ Products by the Company, any Company Subsidiary or Company Partner have been and are being conducted in material compliance with the applicable requirements of Good Laboratory Practices and those regulations that relate to the conduct of clinical studies. All results of such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to Parent.

(g) The manufacture of products by the Company and any Company Subsidiary is, or, in the case of any products manufactured by a Company Partner, to the knowledge of the Company is, being conducted in material compliance with the applicable requirements of Current Good Manufacturing Practices. In addition, the Company and each Company Subsidiary and, to the knowledge of the Company, their respective Company Partners, are in material compliance with all applicable registration and listing requirements, including, for example, those set forth in 21 U.S.C. Section 360 and 21 C.F.R. Parts 207 and 807 and all similar applicable Laws and Orders. To the knowledge of the Company, no Product sold or in inventory has been adulterated or misbranded. All labeling is in compliance with FDA, EMEA and other Regulatory requirements, and all advertising and promotional materials of the Company or any Company Subsidiary are in material compliance with FDA, EMEA and other applicable Regulatory Authority requirements.

Section 3.10 Taxes.

(a) Each of the Company and the Company Subsidiaries has duly filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent that all such failures to file, taken together, have not had and are not reasonably expected to have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries have paid (or the Company has paid on its behalf) all taxes (i) shown as due on such Tax Returns or (ii) otherwise due and payable, except for those Taxes (x) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the financial statements included in the Company Filed SEC Reports in accordance with GAAP or (y) that have not had and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. There are no Liens for any Taxes upon the assets of the Company or the Company Subsidiaries, other than (A) statutory Liens for Taxes not yet due and payable and (B) Liens for Taxes contested in good faith by appropriate proceedings.

(b) There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy currently in existence with respect to any Taxes or Tax Return of the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has received notice of any claim made by a Governmental Entity in a jurisdiction where the Company or any of the Company Subsidiaries, as applicable, does not file a Tax Return, that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or the Company Subsidiaries, and no power of attorney granted by either the Company or any of the Company Subsidiaries with respect to any Taxes is currently in force.

(c) Neither the Company nor any of the Company Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(d) Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section

355(a)(1)(A)) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e) Neither the Company nor any of the Company Subsidiaries has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), or has been a “material advisor” or “promoter” (as those terms are defined in Section 6111 and 6112 of the Code) in (A) any “reportable transaction” within the meaning of Sections 6011, 6662A and 6707A of the Code, (B) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code or (C) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code.

(f) The Company and the Company Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes, except where a failure to comply, individually or in the aggregate, has not had and is not reasonably expected to have a Company Material Adverse Effect.

(g) Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of any state, local or foreign law), as a transferee or successor, by contract or otherwise that, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect.

(h) Neither the Company nor any of the Company Subsidiaries has since January 1, 2006 (A) changed an annual accounting period or changed any accounting method, (B) settled any material Tax claim or assessment, or (C) received a Tax ruling or entered into a closing agreement with any taxing authority.

(i) As used in this Agreement (A) “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including, without limitation, taxes or other similar charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, capital, sales, use, transfer, inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, severance, stamp, occupation, premium or net worth, and taxes or other similar charges in the nature of excise, withholding, ad valorem, value added, estimated taxes, or custom duties and (B) “Tax Return” means any report, return, document, declaration or other information or filing required to be filed with respect to taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 3.11 Change of Control Agreement; No Excess Parachute Payment.

(a) Neither the execution and delivery of this Agreement, the consummation of the Merger or the other transactions contemplated by this Agreement nor compliance with the terms hereof will (either alone or in conjunction with any other event) (i) entitle any current or former employee, officer, director or consultant of the Company or any Company Subsidiary (each, a “Company Participant”) to enhanced severance or termination pay, change in control or similar payments or benefits, (ii) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any Company Participant, (iii) trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, or increase the cost of, any Company Benefit Plan or Company Benefit Agreement or (iv) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement. The total amount of all payments and the fair market value of all non-cash benefits (other than benefits pursuant to the Company Stock Options) that may become payable or be provided to any Company Participant under the Company Benefit Plans and Company Benefit Agreements (assuming for such purpose that such individual’s employment were terminated immediately following the Effective Time as if the Effective Time were the date hereof) will not exceed the amount set forth in Section 3.11(a) of the Company Disclosure Letter.

(b) Other than payments that may be made to Persons set forth on Section 3.11(b) of the Company Disclosure Letter (the “Primary Company Executives”), no amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other transaction contemplated by this Agreement (alone or in combination with any other event) by any Company Participant who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan, Company Benefit Agreement or other compensation arrangement would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), and no such disqualified individual is entitled to receive any additional payment (e.g., any Tax gross up or other payment) from the Company, Parent or any other Person in the event that the excise Tax required by Section 4999(a) of the Code is imposed on such disqualified individual. Section 3.11(b) of the Company Disclosure Letter sets forth (i) a complete and accurate list of the Company’s reasonable, good faith estimate of the maximum amount that could be received (whether in cash or property or the vesting of property, and including the amount of any Tax gross up) by each Primary Company Executive as a result of the Merger or any other transaction contemplated by this Agreement (alone or in combination with any other event) under all Company Benefit Agreements and Company Benefit Plans and (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each Primary Company Executive, estimated as of the date of Closing.

Section 3.12 Litigation. Other than tax matters, employee benefits matters, labor relations matters, environmental matters or intellectual property matters, which are the subjects of Sections 3.10, 3.14, 3.15, 3.16 and 3.17, respectively:

(a) There is no claim, suit, action, investigation, indictment or information, or administrative, arbitration or other proceeding (“Litigation”) pending or, to the knowledge of the Company, threatened against or affecting Company or any of the Company Subsidiaries or any of their respective assets which, if adversely determined, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect.

(b) There is no Order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation by, any Governmental Entity involving the Company or any of the Company Subsidiaries or any of their respective assets that, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect.

Section 3.13 Material Contracts.

(a) Each of the Contracts filed as an exhibit to a Company Filed SEC Report (each a “Company Material Contract”) is valid and in full force and effect on the date hereof except to the extent such Company Material Contract expired in accordance with its terms, and neither the Company nor any Company Subsidiary has (or has any knowledge that any other party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except defaults which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. True and complete copies of all Company Material Contracts have been made available to Parent.

(b) Section 3.13(b) of the Company Disclosure Letter identifies each Company Material Contract that requires the consent of or notice to the other party thereto to avoid any material breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby.

(c) Neither the Company nor any Company Subsidiary (i) is a party to any voting agreement with respect to the voting of any securities of the Company or (ii) has any contractual obligation to file a registration statement under the Securities Act, in respect of any securities of the Company or any Company Subsidiary.

Section 3.14 Employee Benefit Plans.

(a) Section 3.15(a)(i) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (sometimes referred to individually as a “Company Pension Plan” and collectively as the “Company Pension Plans”), all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) (sometimes referred to individually as a “Company Welfare Plan” and collectively as the “Company Welfare Plans”), and each vacation or paid time off, severance, termination, retention, change in control, employment, incentive compensation, performance, profit sharing, stock-based, stock-related, stock option, fringe benefit, perquisite, stock purchase, stock ownership, phantom stock and deferred compensation plan, arrangement, agreement and understanding and other compensation, benefit and fringe benefit plans, arrangements, agreements and understandings (whether or not legally binding), sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to, by the Company, any Company Subsidiary or any other Person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law (each, a “Commonly Controlled Entity”), in each case, providing benefits to any Company Participant, but not including the Company Benefit Agreements (all such plans, arrangements, agreements and understandings, including any such plan, arrangement, agreement or understanding entered into or adopted on or after the date of this Agreement, collectively, “Company Benefit Plans”). Section 3.15(a)(ii) of the Company Disclosure Letter sets forth a list, as of the date hereof, of (i) each employment, deferred compensation, change in control, severance, termination, employee benefit, loan or indemnification agreement between the Company or any Company Subsidiary, on the one hand, and any Company Participant, on the other hand, and (ii) each contract between the Company or any Company Subsidiary, on the one hand, and any Company Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement (all such contracts under the foregoing clauses (i) and (ii), including any contract which is entered into on or after the date of this Agreement, collectively, “Company Benefit Agreements”).

(b) The Company has made available to Parent true and complete copies of (i) each Company Benefit Plan and each Company Benefit Agreement (or, in the case of any unwritten Company Benefit Plan or Company Benefit Agreement, a written summary of the material provisions of such plan or agreement) in effect on the date hereof, (ii) the most recent report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan in effect on the date hereof, to the extent any such report was required by applicable Law, (iii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required by applicable Law and (iv) each currently effective trust agreement or other funding vehicle relating to any Company Benefit Plan. Neither the Company nor any Commonly Controlled Entity has sponsored, maintained, contributed to or been obligated to sponsor, maintain or contribute to, or has any actual or contingent liability under, any benefit plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan or is a plan described in Section 3(40) of ERISA or Section 413 of the Code. With respect to any Company Welfare Plan or any Company Benefit Agreement that is an employee welfare benefit plan, (A) no such Company Welfare Plan or Company Benefit Agreement is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), (B) each such Company Welfare Plan and Company Benefit Agreement that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) complies with the applicable requirements of Section 4980B(f) of the Code and any applicable similar state or local Law and (C) each such Company Welfare Plan and Company Benefit Agreement (including any such plan or agreement covering retirees or other former employees) may be amended or terminated without material liability to the Company or any Company Subsidiary on or at any time after the Effective Time. No Company Welfare Plan or Company Benefit Agreement that is an employee welfare benefit plan provides benefits to, or on behalf of, any former employee after the termination of employment except (1) where the full cost of such benefit is borne entirely by the former employee (or his eligible dependents or beneficiaries) or (2) where the benefit is required by Section 4980B of the Code.

(c) (i) Each Company Benefit Plan and Company Benefit Agreement has been administered in all material respects in accordance with its terms and with all applicable Laws, including ERISA and the Code; (ii) all material contributions, including participant contributions, and benefit payments required under each Company Benefit Plan and Company Benefit Agreement have been made in full on a timely and proper basis pursuant to the terms of such plan or agreement and applicable Law; (iii) no Company Participant has received or is reasonably expected to receive any payment or benefit from the Company or any Company Subsidiary that would be nondeductible pursuant to Section 162(m) of the Code or any other applicable Law; (iv) each Company Pension Plan that is intended to comply with the provisions of Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service with respect to all Tax law changes with respect to which the Internal Revenue Service is currently willing to provide a determination letter to the effect that such Company Pension Plan currently is qualified and exempt from income Taxes under Section 401(a) of the Code and the trust relating to such plan is exempt from income Taxes under Section 501(a) of the Code, and no such determination letter has been revoked and, to the knowledge of the Company, revocation has not been threatened, and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that is reasonably expected to adversely affect the qualification of such Company Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA; (v) the Company has made available to Parent a copy of the most recent determination letter received with respect to each Company Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter and a complete and accurate list of all amendments to any Company Pension Plan in effect as of the date hereof as to which a favorable determination letter has not yet been received; (vi) there are no understandings, agreements or undertakings, written or oral, with any Person (other than pursuant to the express terms of the applicable Company Benefit Plan or Company Benefit Agreement) that are (pursuant to any such understandings, agreements or undertakings) reasonably expected to result in any liabilities if such Company Benefit Plan or Company Benefit Agreement were amended or terminated upon or at any time after the Effective Time or that would prevent any unilateral action by the Company (or, after the Effective Time, Parent) to effect such amendment or termination; (vii) only officers, directors and employees of the Company or any Company Subsidiaries are eligible for compensation or benefits under the terms of each Company Benefit Plan and Company Benefit Agreements, and each individual who is classified by the Company or any Company Subsidiary as an “employee” or as an “independent contractor” is properly so classified; and (viii) notwithstanding any oral or written representation to the contrary, no Company Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any Company Subsidiary in respect of any Tax (including Federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A of the Code)) or interest or penalty related thereto.

(d) Each Company Benefit Plan and each Company Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (i) Section 409A of the Code and (ii)(A) the Proposed Regulations issued thereunder or (B) Internal Revenue Service Notice 2005-1 (clauses (i) and (ii), together, the “409A Authorities”). No Company Benefit Plan or Company Benefit Agreement that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the

“AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities.

Section 3.15 Labor and Employment Matters.

(a) The Company and the Company Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization or works council; there are no labor agreements, collective bargaining agreements or any other labor-related agreements that pertain to any of the employees of the Company or the Company Subsidiaries; and no employees of the Company or the Company Subsidiaries are represented by any labor organization with respect to their employment with the Company or the Company Subsidiaries.

(b) No labor union, labor organization, works council, or group of employees of the Company or the Company Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. The Company and the Company Subsidiaries have no knowledge of any labor union organizing activities with respect to any employees of the Company or the Company Subsidiaries.

(c) From January 1, 2003 to the date of this Agreement, there has been no actual or, to the knowledge of the Company or the Company Subsidiaries, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting the Company or the Company Subsidiaries.

(d) The Company and the Company Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to constitute a Company Material Adverse Effect.

(e) The Company and the Company Subsidiaries are not delinquent in any material respect in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid, except where such delinquency would not, individually or in the aggregate, reasonably be expected to constitute a Company Material Adverse Effect.

(f) To the Company’s knowledge, no employee of the Company or the Company Subsidiaries is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by the Company or the Company Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information, except for such violations as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g) The Company and the Company Subsidiaries have no knowledge that any of the individuals at or above the level of Vice-President intends to terminate his or her employment.

Section 3.16 Environmental Matters.

(a) Each of the Company and the Company Subsidiaries has been at all times and is in compliance with all applicable Environmental Laws, including, but not limited to, possessing all Environmental Permits (as defined in Section 8.14(g)) required for its operations under applicable Environmental Laws, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the extent that any applicable Environmental Law requires the Company or any Company Subsidiary to have filed applications to renew any such Environmental Permits, the Company and each such Company Subsidiary has filed such applications in accordance with the time periods set forth in such Environmental Law in order to allow continued operation in accordance with the terms of such Environmental Permits, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) There is no pending or, to the Company’s knowledge, threatened claim, lawsuit or administrative proceeding against the Company or any Company Subsidiary under or pursuant to any Environmental Law that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(c) Neither the Company nor any Company Subsidiary has received written notice from any person, including but not limited to any Governmental Entity, alleging that the Company or such Company Subsidiary has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, except with respect to matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written requests for information from any person, including, but not limited to any Governmental Entity, with respect to any matter that could result in liability pursuant to any Environmental Law, including, but not limited to, written requests for information pursuant to the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), except with respect to such matters that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(d) Neither the Company nor any Company Subsidiary is a party or subject to any administrative or judicial order or decree pursuant to the Environmental Laws that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(e) With respect to real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary, to the Company’s knowledge, there have been no Releases of Hazardous Substances (as defined in Section 8.14(k)) on or underneath any of such real property that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(f) The transactions contemplated by this Agreement will not require any filing under any so-called “transaction-triggered” Environmental Laws, including, but not limited to, the New Jersey Industrial Site Recovery Act and the Connecticut Transfer Act.

(g) To the knowledge of the Company, there are presently no conditions or circumstances that would be reasonably likely to require the Company or any Company Subsidiary to incur expenditures under any current Environmental Laws for purposes of compliance that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.17 Intellectual Property.

(a) Set forth in Section 3.17(a) to the Company Disclosure Letter is a true and complete list of all (A) patents and patent applications, trademarks and service marks and all applications and registrations therefor, all Internet domain names, and all applications and registrations for copyrights included in the Company Owned IP and (B) patents, patent applications, trademarks and service marks included in the Company Licensed IP that are related to any Products.

(b) The Company has or the Company Subsidiaries have an unrestricted and exclusive ownership interest in all Company Owned IP (in each case, free and clear of any Liens) and is listed in the records of the appropriate United States, foreign or other registry as the sole and exclusive current owner of record for each application and registration included in the Company Owned IP. The Company IP includes all Intellectual Property, and the Company’s and the Company Subsidiaries’ rights in and to the Company IP include all Intellectual Property rights, used or otherwise exploited in or necessary for the conduct of the business of the Company and the Company Subsidiaries as currently conducted and planned to be conducted. No academic institution or Governmental Entity has any right, title or interest in or to any Company Owned IP (including any “march in” rights) or any Intellectual Property included in Section 3.18(B) of the Company Disclosure Letter. The Company or a Company Subsidiary has taken commercially reasonable efforts, or contractually requires the Company Partners in those jurisdictions where the Products are marketed or sold solely through Company Partners to take commercially reasonable efforts, to make appropriate submissions of the Company IP to the FDA’s “Orange Book” and all equivalent documents maintained by the EMEA or any other Regulatory Authority for jurisdictions in which the Company or any of the Company Subsidiaries sells, markets or authorizes the sale or marketing of the Products.

(c) To the Company’s knowledge, the Contracts under which the Company has been granted rights in any Intellectual Property owned or controlled by a third Person are valid and legally enforceable, and free and clear of all Liens. The Company has provided Parent with access to true and complete copies of all Contracts under which the Company or any

Company Subsidiary has obtained or granted any rights, title or interests in or to, or which by their terms expressly restrict the Company or any Company Subsidiaries with respect to any Intellectual Property (each, an “IP Contract”) related to any or all of the Products, other than standard license agreements for commercially-available, off-the-shelf software. The Company or a Company Subsidiary has the exclusive right to develop, commercialize, manufacture, market, sell, import and otherwise exploit each of the Products and neither the Company nor any Company Subsidiaries has granted, assigned or otherwise transferred to any Person any right, title or interest in or to any Product or Product IP.

(d) To the knowledge of the Company, no Person, during the past six years, has misappropriated, infringed, diluted, or otherwise violated, either directly or indirectly, any Company IP, nor is any Person currently doing so. To the knowledge of the Company, no Litigations have been brought or threatened against any Person during the past six years, with respect to any Company IP by the Company, any Company Subsidiaries or, with respect to any or all of the Product IP and to the knowledge of the Company, by any of their licensors during the past six years and, to the knowledge of the Company, there is no basis for any Litigation regarding any of the foregoing.

(e) (A) There has not been any Litigation during the past six years with respect to any Company IP, there is no pending Litigation and, to the knowledge of the Company, there is no threatened Litigation (1) alleging misappropriation, infringement, dilution or other violation by the Company or any Company Subsidiaries of any Intellectual Property of any Person, (2) challenging the Company’s or any Company Subsidiaries’ ownership or use of, or the registrability or maintenance of, any Company Owned IP, (3) challenging the validity or enforceability of any Company Owned IP, (4) alleging that the use by the Company or any Company Subsidiaries of Company Licensed IP is in breach of any applicable grant, license, agreement, instrument or other arrangement pursuant to which the Company or any Affiliate acquired the right to use such Intellectual Property, or (5) alleging misuse or antitrust violations arising from the use or other exploitation of any Intellectual Property, and (B) with respect to (1) any or all of the Products and (2) any other material Company IP, to the knowledge of the Company, there is no basis for any Litigation regarding any of the foregoing in (A)(1), (A)(2), (A)(3), (A)(4) or (A)(5); no Company IP has been or is being used or enforced by the Company or the Company Subsidiaries or, with respect to any or all of the Product IP, by any of their licensors, in a manner that, individually or in the aggregate, is reasonably likely to result in the cancellation, invalidity or unenforceability of such Intellectual Property.

(f) All patents and patent applications, trademark registrations and applications and all other applications, registrations and filings under the Company IP (A) meet all material applicable requirements for obtaining a patent, trademark registration or other Intellectual Property registration, including any applicable disclosure requirements, (B) are subsisting, in full force and effect, (C) to the knowledge of the Company, are valid and enforceable, (D) have not expired, been cancelled or abandoned, and (E) have had paid in a timely manner all registration, maintenance and renewal fees necessary to preserve the rights of the Company and the Company Subsidiaries in connection with such Intellectual Property.

(g) The Company and the Company Subsidiaries have taken all commercially reasonable measures to obtain patent rights worldwide, to the extent commercially reasonable to do so, under Company Owned IP and Company Licensed IP as to which they have the necessary prosecution rights, and, to the Company’s knowledge, have not forfeited or otherwise lost any right to file any material patent applications or obtain any material patents in any country in North America or those countries in Europe or Asia where the Company, Company Subsidiaries or Company Partners market, sell, manufacture, develop or distribute the Products, such as by failing to meet any filing deadline or otherwise; the Company and the Company Subsidiaries have no reason to believe that the scope of any issued claims under any patents under the Company IP should be less than the scope reflected as of the date hereof in such patents or that the scope of any issued claims under any patent applications under the Company IP will or should be materially less than the scope reflected as of the date hereof in such patent applications.

(h) Neither the Company nor any Company Subsidiary has granted any Person any right to control the prosecution or registration of any Product IP or to bring, defend or otherwise control any Litigations with respect to Product IP.

(i) Neither the Company nor any Company Subsidiary has entered into nor is subject to any consents, judgments, orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements in connection with the resolution of any disputes or Litigations that (A) restrict the Company or any Company Subsidiaries with respect to any material Intellectual Property, (B) restrict the Company’s or any Company Subsidiaries’ businesses in any material manner in order to accommodate any Person’s Intellectual Property, or (C) permit any Person to use any material Company IP except as expressly permitted under an IP Contract.

(j) The Company and each Company Subsidiary has implemented commercially reasonable measures to maintain the confidentiality of the trade secrets and other proprietary information under the Company IP. No current or former employee or contractor of the Company or any Company Subsidiary owns any right, title or interest in or to any of the Company Owned IP. To the knowledge of the Company, there has not been any disclosure of any material confidential information of the Company or any Company Subsidiary (including any such information of any other Person disclosed in confidence to the Company or its Subsidiaries) to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.

Section 3.18 Stockholders’ Rights Agreement. Neither the Company nor any Company Subsidiary has adopted, or intends to adopt, a stockholders’ rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares or any other equity or debt securities of the Company or any of the Company Subsidiaries.

Section 3.19 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Banc of America Securities LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The estimated aggregate fees and expenses incurred and to be incurred by the Company in connection with the Merger and the other transactions contemplated by this

Agreement (including the fees of Banc of America Securities LLC and the fees of the Company’s legal counsel) are set forth in Section 3.19 of the Company Disclosure Letter. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Banc of America Securities LLC relating to the Merger and the other transactions contemplated by this Agreement.

Section 3.20 Insurance. The Company has delivered to Parent prior to the date hereof a list that is true and complete in all material respects of all material insurance policies in force naming the Company, any of the Company Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any Company Subsidiary has paid or is obligated to pay all or part of the premiums. Except as has not had, or is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and neither the Company nor any Company Subsidiary has received, as of the date hereof, written notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto. Each of the Company and the Company Subsidiaries is in compliance with all conditions contained in such insurance policies, except where the failure to so comply has not had, or is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represents and warrants to the Company as of the date hereof and as of the Closing Date (except for those representations and warranties made as of a specific date or time) as follows (except (i) as set forth in the written disclosure letter (which letter shall in each case specifically identify by reference to Sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section of such disclosure letter shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is readily apparent on its face) delivered by Parent to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) or (ii) as disclosed in the Parent SEC Reports filed with or furnished to the SEC by Parent, and in either case, publicly available on or after January 1, 2006 and on or prior to the date hereof (and without regard to any amendment thereto filed after the date of this Agreement).

Section 4.1 Organization, Standing and Corporate Power.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to have such governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties requires it to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Each Parent Subsidiary (as defined in Section 4.2(d)) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate (or similar) power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to have such governmental approvals would not, individually or in the aggregate, reasonably expected to have a Parent Material Adverse Effect. Each Parent Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties requires it to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) Parent has furnished or made available to the Company true and complete copies of the Restated Certificate of Incorporation of Parent, as amended through the date of this Agreement (as so amended, the “Parent Certificate of Incorporation”); the Bylaws of Parent, as amended through the date of this Agreement (as so amended, the “Parent Bylaws” and together with the Parent Certificate of Incorporation, the “Parent Organizational Documents”); and the comparable charter and organizational documents of each Parent Subsidiary, in each case as amended through the date of this Agreement. The Parent Certificate of Incorporation and the Parent Bylaws are in full force and effect and have not been amended or otherwise modified. Parent is not in material violation of any provision of the Parent Certificate of Incorporation or the Parent Bylaws, and no Parent Subsidiary is in material violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents. Parent has made available to the Company complete and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the stockholders of the Parent, the Parent Board of Directors (the “Parent Board”) and the committees of the Parent Board, in each case held since January 1, 2004 and prior to the date hereof.

Section 4.2 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 120,000,000 shares of Parent Common Stock, par value $0.001 per share, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock”). At the close of business on December 8, 2006, (i) 56,065,456 shares of Parent Common Stock were issued and outstanding, (including 215,900 shares of Parent Common Stock that were outstanding as of the relevant time but were subject to vesting or other forfeiture restrictions or a right of repurchase by Parent as of such time (shares so subject, “Parent Restricted Shares”)), (ii) zero shares of Parent Common Stock were held by Parent in its treasury, and (iii) an aggregate of 14,516,459 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s 1989 Stock Option Plan, 1994 Long-Term Incentive Plan, 1995 Employee Stock Purchase Plan, 1997 Equity Incentive Plan, 1998 Employee Stock Option Plan, 2000 Stock Option Plan, and 2004 Equity Incentive Plan

(collectively, the “Parent Stock Plans”), of which (i) 12,340,675 shares of Parent Common Stock were subject to outstanding and unexercised options entitling the holder thereof to purchase a share of Parent Common Stock (each, a “Parent Option”), (ii) up to 426,400 shares of Parent Common Stock were issuable pursuant to outstanding restricted stock awards with service and market-based vesting criteria and (iii) 50,000 shares of Parent Common Stock were issuable pursuant to outstanding restricted stock awards with service-based vesting criteria. At the close of business on December 8, 2006, (A) 244,425 shares of Parent Preferred Stock were issued and outstanding, (B) 622,222 shares of Parent Common Stock are reserved for issuance upon conversion of issued and outstanding Parent Preferred Stock, and (C) 10,817,308 shares of Parent Common Stock are reserved for issuance upon conversion of the 6.25% Convertible Senior Notes due 2008 (“Parent Convertible Notes”).

(b) Except (i) as set forth in Section 4.2(a) above or (ii) as necessary to give effect to the Merger, the Share Issuance and the other transactions contemplated by this Agreement, at the close of business on December 8, 2006, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. From December 8, 2006, until the date of this Agreement, there have been no issuances by Parent of shares of capital stock of, or other equity or voting interests in, Parent, other than the issuance of shares of Parent Common Stock pursuant to the exercise of Parent Options outstanding as of December 8, 2006, in accordance with their terms. Except (i) as set forth Section 4.2(a) above or (ii) as necessary to give effect to the Merger, the Share Issuance and the other transactions contemplated by this Agreement, as of the date hereof, there are no options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, phantom stock rights or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by Parent or any Parent Subsidiary (A) relating to any issued or unissued capital stock or equity interest of Parent or any Parent Subsidiary, (B) obligating Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of, or options, warrants, convertible or exchangeable securities, subscriptions or other equity interests in Parent or any Parent Subsidiary or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of Parent or any Parent Subsidiary (each of (A), (B) and (C), collectively, the “Parent Stock Rights”). All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any capital stock or equity interest of Parent (including any shares of Parent Common Stock) or any Parent Subsidiary or any Parent Stock Rights or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person, other than pursuant to the Parent Stock Plans.

(c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share (“Merger Sub Common Stock”), all of which are issued and outstanding. Parent is the legal and beneficial owner of all of the issued and outstanding Merger Sub Common Stock. Merger Sub was formed at the direction of Parent solely for the purposes of effecting the Merger and the other transactions contemplated hereby. Except as required by or provided for in this Agreement, Merger Sub (i) does not hold, nor has it held, any assets, (ii) does not have, nor has it incurred, any liabilities and (iii) has not carried on any business activities other than in connection with the Merger and the transactions contemplated hereby. Merger Sub does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Merger Sub to issue, transfer or sell any Merger Sub Common Stock to any Person, other than Parent.

(d) Exhibit 21 to Parent’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 includes all the Subsidiaries of Parent, other than Merger Sub (each a “Parent Subsidiary” and together, the “Parent Subsidiaries”), in existence as of the date hereof. All the outstanding shares of capital stock of, or other equity interests in, each such Parent Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are, except as set forth in such Exhibit 21, owned directly or indirectly by Parent, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Neither Parent nor any of the Parent Subsidiaries directly or indirectly owns or has any right or obligation to subscribe for or otherwise acquire any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than the Parent Subsidiaries).

Section 4.3 Authority.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and, subject to obtaining the Parent Stockholder Approval (as defined below) in connection with the Merger, to consummate the Merger and the other transactions contemplated hereby and thereby. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub and no other corporate proceedings on the part of each of Parent or Merger Sub, respectively, are necessary to authorize this Agreement and the Transaction Agreements to which it is a party or to consummate the Merger or the other transactions contemplated hereby and thereby (other than obtaining the Parent Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL). Each of this Agreement and the other Transaction Agreements to which it is a party has been, or prior to the Effective Time will be, duly executed and delivered by each of Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes, or prior to the Effective time will constitute, a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity. The affirmative vote of a majority of the total votes cast by the holders of Parent Common Stock and Parent Preferred Stock, voting together as a single class, at the Parent Stockholders Meeting is the only vote of the holders of any capital stock of Parent necessary to approve this Agreement, the Share Issuance and the other Transaction Agreements to which Parent is a party (the “Parent Stockholder Approval”). The affirmative vote of a majority of the total votes cast by holders of Merger Sub Common Stock entitled to vote at a duly called and held meeting of holders of Merger Sub Common Stock is the only vote of the holders of Merger Sub Common Stock necessary to approve this Agreement, the Transaction Agreements to which it is a party, the Merger and the other transactions contemplated hereby and thereby.

(b) The Parent Board, at a meeting duly called and held duly and unanimously adopted resolutions (i) approving this Agreement and the other Transaction Agreements, the Merger, the Share Issuance and the other transactions contemplated by this Agreement, (ii) determining that the terms of the Merger, the Share Issuance and the other transactions contemplated by this Agreement are fair to and in the best interests of Parent and its stockholders and (iii) recommending that Parent’s stockholders approve the Share Issuance. Such resolutions are sufficient to render inapplicable to this Agreement and the other Transaction Agreements, the Merger, the Share Issuance and the other transactions contemplated by this Agreement the provisions of Section 203 of the DGCL. To Parent’s knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to Parent with respect to this Agreement and other Transaction Agreements, the Merger, the Share Issuance or any other transaction contemplated by this Agreement.

(c) The board of directors of Merger Sub, at a meeting duly called and held (or acting by written consent) duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Merger Sub and its stockholders and (iii) recommending that Parent, as the sole stockholder of Merger Sub, approve and adopt this Agreement and the Merger.

(d) Parent, in its capacity as sole stockholder of Merger Sub, has unanimously approved and adopted this Agreement and the Merger.

(e) UBS Securities LLC has delivered to the Parent Board its opinion to the effect that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the Merger Consideration is fair, from a financial point of view, to Parent. Parent will make available to the Company a correct and complete copy of such opinion solely for informational purposes after receipt thereof by Parent.

Section 4.4 No Conflict. The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement and the Transaction Agreements to which it is a party by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby and thereby will not, (a) assuming the Parent Stockholder Approval is obtained, conflict with or violate (i) the Parent Organizational Documents, (ii) the Certificate of Incorporation of Merger Sub or the Bylaws of Merger Sub or (iii) the equivalent organizational documents of any of the Parent Subsidiaries, (b) subject to Section 4.5 and assuming the Parent Stockholder Approval is obtained, conflict with or violate any Law or any Order or any rule or regulation of any securities exchange on which Parent’s Common Stock is listed for trading, in each case applicable to Parent or any of the Parent Subsidiaries or by which any property or asset of Parent or any of the Parent Subsidiaries is bound or affected, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent, or result in the creation of a Lien on any property or asset of Parent or any of the Parent Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any property or asset of any of them is bound or affected except, in the case of clauses (a)(iii), (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences which have not had and are not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 Required Filings and Consents. The execution and delivery by each of Parent and Merger Sub of this Agreement and the Transaction Agreements to which it is a party do not, and the performance by each of Parent and Merger Sub of this Agreement and the Transaction Agreements to which it is a party will not, require any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any Governmental Entity, except for (i) applicable requirements, if any, of (A) the Securities Act and the Exchange Act, including, without limitation, the filing with the SEC of the Joint Proxy Statement and of the Registration Statement in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (B) state securities or “blue sky” laws, (C) the DGCL to file the Certificate of Merger or other appropriate documentation and (D) Nasdaq, (ii) those required by the HSR Act, (iii) such filings and approvals as are required to be made or obtained under any foreign antitrust, competition or similar Laws in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, and (iv) the filing of customary applications and notices, as applicable, with the FDA, the EMEA or any other Regulatory Authority.

Section 4.6 Compliance; Regulatory Compliance. Other than tax matters, employee benefits matters, environmental matters or intellectual property matters, which are the subjects of Sections 4.10, 4.13, 4.14 and 4.15, respectively:

(a) Each of Parent and the Parent Subsidiaries (i) has been operated at all times in compliance with all Laws and Orders applicable to Parent or any of the Parent Subsidiaries or by which any property, business or asset of Parent or any of the Parent Subsidiaries is bound or affected and (ii) is not in default or violation of any governmental licenses, permits or franchises to which Parent or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any property or asset of Parent or any of the Parent Subsidiaries is bound or affected other than, in the case of clauses (i) and (ii) above, failures to comply, defaults or violations which do not have and are not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that Parent or a Parent Subsidiary is not in compliance in any material respect with any applicable Law or Order.

(b) Each of Parent and the Parent Subsidiaries and their respective employees and, to Parent’s knowledge, Parent Partners (as defined below), as applicable, has in effect all required filings, licenses, permits, certificates, exemptions, orders, consents, clearances, registrations, approvals and authorizations of all Governmental Entities necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, except where such failure has not had, or is not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and neither Parent nor any Parent Subsidiary has received written notice from any Governmental Entity that any such license, permit, certificate, approval or authorization is subject to any adverse action which has had, or is reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7 SEC Filings; Financial Statements.

(a) Each of Parent and the Parent Subsidiaries has filed all forms, reports, statements and documents required to be filed with the SEC since September 30, 2005 (the “Parent SEC Reports”), each of which has complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder, and the Sarbanes-Oxley Act and the rules and regulations thereunder, each as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent Parent SEC Report filed or furnished to the SEC by Parent, and in either case, publicly available prior to the date hereof (each, a “Parent Filed SEC Report”). None of the Parent SEC Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed or currently contains, and any Parent SEC Reports filed with the SEC subsequent to the date hereof will not contain, any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent Parent Filed SEC Report.

(b) Except to the extent updated, amended, restated or corrected by a subsequent Parent Filed SEC Report, all of the financial statements included in the Parent SEC Reports, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “Parent Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, year-end audit adjustments which are not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect). The consolidated balance sheets (including the related notes) included in such Parent Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Parent Filed SEC Report) fairly present, in all material respects, the consolidated financial position of Parent and the Parent Subsidiaries at the respective dates thereof, and the consolidated statements of operations, stockholders’ equity and cash flows (in each case, including the related notes) included in such Parent Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Parent Filed SEC Report) fairly present, in all material respects, the consolidated statements of operations, stockholders’ equity and cash flows of Parent and the Parent Subsidiaries for the periods indicated, subject, in the case of the unaudited statements, to normal, year-end audit adjustments which are not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Neither Parent nor any Parent Subsidiary has any material Liabilities except for (i) Liabilities that are reflected, or for which reserves were established, on the audited consolidated balance sheet of Parent and the Parent Subsidiaries as of September 30, 2006, (ii) Liabilities incurred in the ordinary course of business and consistent with past practice since September 30, 2006 and (iii) Liabilities that are disclosed in the Parent SEC Reports.

(d) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Reports, and the statements contained in such certifications are true and accurate. Neither Parent nor any of the Parent Subsidiaries has any outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(i) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets.

(ii) Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.

(iii) Neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Parent or any of the Parent Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries in Parent’s or such Parent Subsidiary’s published financial statements or other Parent SEC Reports.

(iv) Since September 30, 2006, Parent has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in Parent’s internal control over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which Parent’s independent accountants certify has not been appropriately and adequately remedied by Parent.

(e) The effectiveness of any additional SEC disclosure requirement that, as of the date of this Agreement, has been formally proposed that is not yet in effect, is not expected by Parent to lead to any material change in Parent’s disclosures as set forth in the Parent SEC Reports.

(f) None of the Parent Subsidiaries is, or has at any time since September 30, 2005, been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

Section 4.8 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent audited financial statements included in the Parent SEC Reports and through the date hereof, each of Parent and the Parent Subsidiaries has conducted its respective businesses only in the ordinary course in all material respects and in a manner consistent with prior practice in all material respects and there has not been any event or occurrence of any condition that has had or is reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as contemplated by this Agreement, since the date of the most recent audited financial statements included in the Parent SEC Reports and through the date hereof, there has not been (i) any material change in accounting methods, principles or practices employed by Parent or (ii) any action of the types described in Section 5.2 which, had such action been taken after the date of this Agreement, would be in violation of any such Section.

Section 4.9 FDA and Related Matters.

(a) Except as would not have a Parent Material Adverse Effect, Parent’s and the Parent Subsidiaries’ Regulatory Authorizations from the FDA, the EMEA and other Regulatory Authorities relating to the Parent Products and the conduct of their business (i) are validly registered and on file with the FDA, the EMEA and other Regulatory Authorities, (ii) are in compliance with all formal filing and maintenance requirements, and (iii) are in good standing, valid and enforceable, (iv) have had filed all required notices and responses to notices, supplemental applications, reports (including adverse experience reports) and other information with the FDA, the EMEA and all other applicable Regulatory Authorities, and (v) constitute all Regulatory Authorizations required for the conduct of Parent’s and the Parent Subsidiaries’ businesses as currently conducted.

(b) Without limiting the generality of any other representations and warranties made by Parent under this Agreement, including the representations and warranties contained in Sections 4.4 and 4.6, to Parent’s knowledge, Parent and the Parent Subsidiaries, the conduct of their business and the Parent Products are in compliance in all material respects with (1) all applicable Laws and Orders, of the FDA, EMEA and other Regulatory Authorities and (2) all Regulatory Authorizations. There are no, and have not been, any inspection reports, warning letters, notice of adverse findings, Section 305 notices or similar documents that assert a lack of substantial compliance with any applicable Laws, Orders or regulatory requirements that have not been fully resolved to the satisfaction of the FDA, the EMEA or any other Regulatory Authorities, as applicable, neither Parent nor any Parent Subsidiary has knowledge (or has been notified in writing by a third party) of any pending regulatory action, investigation or inquiry of any sort (other than non-material routine or periodic inspections or reviews) against Parent or any Parent Subsidiary, the Parent Products, or any manufacturer, developer, or distributor of the Parent Products, and, to Parent’s knowledge, there is no basis for any adverse regulatory action. Without limiting the foregoing, (i) there have been no product recalls, warnings, notifications or safety alerts conducted or issued by Parent, any Parent Subsidiary, the FDA, the EMEA or any other Regulatory Authorities or otherwise with respect to the Parent Products, none of the foregoing has been requested or demanded by the FDA, the EMEA or any other Regulatory Authorities, and there is no reasonable basis for any of the foregoing; and (ii) none of Parent, the Parent Subsidiaries or, to the knowledge of Parent, any of their respective agents or subcontractors, has been convicted of any crime or engaged in any conduct which would reasonably be expected to result in criminal liability, debarment or disqualification by the FDA, the EMEA or any other Regulatory Authority, no criminal, injunctive, seizure or civil penalty actions have at any time been commenced or threatened by any Regulatory Authority against Parent or the Parent Subsidiaries or, to the knowledge of Parent, any of their respective agents or subcontractors, and there are no consent decrees (including plea agreements) or similar actions to which Parent or any Parent Subsidiary are bound or which relate to the Parent Products. Neither Parent nor any Parent Subsidiary is, to Parent’s knowledge, employing or utilizing the services of any individual who has been debarred, temporarily denied approval or suspended under any applicable Law or Order. To Parent’s knowledge, neither the Parent nor any Parent Subsidiary has made any untrue statement of fact or fraudulent statement to the FDA, the EMEA or any other Regulatory Authority, nor have they failed to disclose any fact required to be disclosed to the FDA, the EMEA or any other Regulatory Authority, and to the Parent’s knowledge, no Parent Partner (as defined below) has made any untrue statement of fact or fraudulent statement to the FDA, the EMEA or any other Regulatory Authority relating to the Parent Products, nor to the Parent’s knowledge, has any Parent Partner failed to disclose any facts required to be disclosed to the FDA, the EMEA or any other Regulatory Authority relating to the Parent Products.

(c) To the extent of any disclosure in the Parent Disclosure Letter with respect to any of the representations and warranties in Section 3.9(b) and otherwise, Parent and each of Parent’s Subsidiaries is in compliance in all material respects with all written communications and requirements of the FDA, the EMEA and all other Regulatory Authorities relating thereto, including all requirements of the FDA, the EMEA and all other Regulatory Authorities in warning letters, notices of adverse findings and Section 305 notices and similar letters or notices, and in connection with all product recalls, notifications and safety alerts, and any request from the FDA, the EMEA or any Regulatory Authority requesting Parent or any Parent Subsidiary to cease to investigate, test or market any product, and all consent decrees (including plea agreements) issued with respect to Parent or any Parent Subsidiary.

(d) Neither Parent nor any Parent Subsidiary has knowledge (or has been notified in writing by a Parent Partner) of any pending regulatory action of any sort (other than non-material routine or periodic inspections or reviews) against any of Parent, the Parent Subsidiaries or any Person which manufactures, develops or distributes products pursuant to a development, commercialization, manufacturing, supply or other collaboration arrangement with Parent or any Parent Subsidiary (each, a “Parent Partner”) by the FDA, the EMEA or any other Regulatory Authority.

(e) Parent and the Parent Subsidiaries have made available to the Company complete and accurate copies of all Regulatory Authorizations and regulatory dossiers relating thereto, all serious adverse event reports, periodic adverse event reports and other pharmacoviligence reports and data, and all other material Regulatory Authority communications, documents and other information submitted to or received from the FDA, the EMEA or any Regulatory Authority, including inspection reports, warning letters and similar documents, relating to Parent or any Parent Subsidiary, the conduct of their business, or the Parent Products.

(f) To Parent’s knowledge, all preclinical studies and clinical trials conducted or being conducted with respect to the Parent Products by Parent or any Parent Subsidiary or Parent Partner have been and are being conducted in material compliance with the applicable requirements of Good Laboratory Practices and those regulations that relate to the conduct of clinical studies. All results of such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to the Company.

(g) The manufacture of products by Parent and any Parent Subsidiary is, or, in the case of any products manufactured by a Parent Partner, to the knowledge of Parent is, being conducted in material compliance with the applicable requirements of Current Good Manufacturing Practices. In addition, Parent and each Parent Subsidiary and, to the knowledge of Parent, their respective Parent Partners, are in material compliance with all applicable registration and listing requirements, including, for example, those set forth in 21 U.S.C. Section 360 and 21 C.F.R. Parts 207 and 807 and all similar applicable Laws and Orders. To the knowledge of the Parent, no Parent Product sold or in inventory has been adulterated or misbranded. All labeling is in compliance with FDA, EMEA, and other Regulatory Authority requirements, and all advertising and promotional materials of Parent or any Parent Subsidiary are in material compliance with FDA, EMEA and other applicable Regulatory Authority requirements.

Section 4.10 Taxes.

(a) Each of Parent and Merger Sub has duly filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent that all such failures to file, taken together, have not had and are not reasonably expected to have a Parent Material Adverse Effect. Parent and Merger Sub have paid (or Parent has paid on its behalf) all taxes (i) shown as due on such Tax Returns or (ii) otherwise due and payable, except for those Taxes (x) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the financial statements included in the Parent Filed SEC Reports in accordance with GAAP or (y) that have not had and are not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no Liens

for any Taxes upon the assets of Parent or Merger, other than (A) statutory Liens for Taxes not yet due and payable and (B) Liens for Taxes contested in good faith by appropriate proceedings.

(b) There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy currently in existence with respect to any Taxes or Tax Return of Parent or Merger Sub. Neither Parent nor Merger Sub has received notice of any claim made by a Governmental Entity in a jurisdiction where Parent or Merger Sub, as applicable, does not file a Tax Return, that Parent or Merger Sub is or may be subject to taxation by that jurisdiction. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Parent or Merger Sub, and no power of attorney granted by either Parent or Merger Sub with respect to any Taxes is currently in force.

(c) Neither Parent or Merger Sub has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(d) Neither Parent or Merger Sub has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A)) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e) Neither Parent or Merger Sub has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), or has been a “material advisor” or “promoter” (as those terms are defined in Section 6111 and 6112 of the Code) in (A) any “reportable transaction” within the meaning of Sections 6011, 6662A and 6707A of the Code, (B) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code or (C) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code.

(f) Parent and the Parent Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes, except where a failure to comply, individually or in the aggregate, has not had and is not reasonably expected to have a Company Material Adverse Effect.

(g) Neither Parent or Merger Sub has any liability for the Taxes of any Person (other than Parent and the Parent Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of any state, local or foreign law), as a transferee or successor, by contract or otherwise that, individually or in the aggregate, has had or is reasonably expected to have a Parent Material Adverse Effect.

(h) Neither Parent nor any of Parent Subsidiary has since January 1, 2006, (A) changed an annual accounting period or changed any accounting method, (B) settled any material Tax claim or assessment, or (C) received a Tax ruling or entered into a closing agreement with any taxing authority.

Section 4.11 Litigation. Other than tax matters, employee benefits matters, environmental matters or intellectual property matters, which are the subjects of Sections 4.10, 4.13, 4.14 and 4.15, respectively:

(a) There is no Litigation pending or, to the knowledge of Parent, threatened against or affecting Parent or any Parent Subsidiary or any of their respective assets which, if adversely determined, individually or in the aggregate, has had or is reasonably expected to have a Parent Material Adverse Effect.

(b) There is no Order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of Parent, investigation by, any Governmental Entity involving Parent or any Parent Subsidiary or any of their respective assets that, individually or in the aggregate, has had or is reasonably expected to have a Parent Material Adverse Effect.

Section 4.12 Material Contracts. Each of the Contracts filed as an exhibit to a Parent Filed SEC Report (each a “Parent Material Contract”) is valid and in full force and effect on the date hereof except to the extent such Parent Material Contract expired in accordance with its terms, and neither Parent nor any Parent Subsidiary has (or has any knowledge that any party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Parent Material Contract, except defaults which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. True and complete copies of all Parent Material Contracts have been made available to the Company.

Section 4.13 Employee Benefits.

(a) (i) Each Parent Benefit Plan has been administered in all material respects in accordance with its terms and with all applicable Laws, including ERISA and the Code; and (ii) each Parent Benefit Plan that is intended to comply with the provisions of Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service with respect to all Tax law changes with respect to which the Internal Revenue Service is currently willing to provide a determination letter to the effect that such Parent Benefit Plan currently is qualified and exempt from income Taxes under Section 401(a) of the Code and the trust relating to such plan is exempt from income Taxes under Section 501(a) of the Code, and no such determination letter has been revoked and, to the knowledge of Parent, revocation has not been threatened, and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Parent Pension Plan that is reasonably expected to adversely affect the qualification of such Parent Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. “Parent Benefit Plans” mean all plans, arrangements, agreements and understandings sponsored, maintained or contributed to by Parent or any Parent Commonly Controlled Entity for the benefit of present and former employees or directors of Parent and the Parent Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of such services provided to any such entity. “Parent Commonly Controlled Entity” means any person that, together with Parent, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law.

“Parent Pension Plan” means all “employee pension benefit plans” (as defined in Section 3(2) of ERISA).

(b) Parent has made available to the Company true and complete copies of (i) each Parent Benefit Plan (or, in the case of any unwritten Parent Benefit Plan, a written summary of the material provisions of such plan or agreement) in effect on the date hereof, (ii) the most recent report on Form 5500 filed with the Internal Revenue Service with respect to each Parent Benefit Plan in effect on the date hereof, to the extent any such report was required by applicable Law, (iii) the most recent summary plan description for each Parent Benefit Plan for which such a summary plan description is required by applicable Law and (iv) each currently effective trust agreement or other funding vehicle relating to any Parent Benefit Plan. Neither Parent nor any Parent Commonly Controlled Entity has sponsored, maintained, contributed to or been obligated to sponsor, maintain or contribute to, or has any actual or contingent liability under, any benefit plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan or is a plan described in Section 3(40) of ERISA or Section 413 of the Code. With respect to any welfare benefit plan (as defined in Section 3(1) of ERISA) (sometimes referred to individually as a “Parent Welfare Benefit Plan” and collectively as the “Parent Welfare Benefit Plans”), (A) no such Parent Welfare Plan is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), (B) each such Parent Welfare Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) complies with the applicable requirements of Section 4980B(f) of the Code and any applicable similar state or local Law and (C) each such Parent Welfare Plan (including any such plan or agreement covering retirees or other former employees) may be amended or terminated without material liability to Parent or any Parent Subsidiary on or at any time after the Effective Time. No Parent Welfare Plan that is an employee welfare benefit plan provides benefits to, or on behalf of, any former employee after the termination of employment except (1) where the full cost of such benefit is borne entirely by the former employee (or his eligible dependents or beneficiaries) or (2) where the benefit is required by Section 4980B of the Code.

(c) All material contributions, including participant contributions, and benefit payments required under each Parent Benefit Plan have been made in full on a timely and proper basis pursuant to the terms of such plan or agreement and applicable Law; (i) no participant has received or is reasonably expected to receive any payment or benefit from Parent or any Parent Subsidiary that would be nondeductible pursuant to Section 162(m) of the Code or any other applicable Law; and (ii) Parent has made available to the Company a copy of the most recent determination letter received with respect to each Parent Benefit Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter and a complete and accurate list of all amendments to any Parent Benefit Plan in effect as of the date hereof as to which a favorable determination letter has not yet been received.

Section 4.14 Environmental Matters.

(a) Each of Parent and the Parent Subsidiaries has been at all times and is in compliance with all applicable Environmental Laws, including, but not limited to, possessing all Environmental Permits required for its operations under applicable Environmental Laws, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) There is no pending or, to Parent’s knowledge, threatened claim, lawsuit or administrative proceeding against Parent or any Parent Subsidiary under or pursuant to any Environmental Law that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(c) Neither Parent nor any Parent Subsidiary is a party or subject to any administrative or judicial order or decree pursuant to the Environmental Laws that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.15 Intellectual Property.

(a) Parent has or the Parent Subsidiaries have an unrestricted and exclusive ownership interest in all Parent Owned IP (in each case, free and clear of any Liens) and is listed in the records of the appropriate United States, foreign or other registry as the sole and exclusive current owner of record for each application and registration included in the Parent Owned IP. The Parent IP includes all Intellectual Property, and Parent’s and the Parent Subsidiaries’ rights in and to the Parent IP include all Intellectual Property rights, used or otherwise exploited in or necessary for the conduct of the business of Parent and the Parent Subsidiaries as currently conducted and planned to be conducted. No academic institution or Governmental Entity has any right, title or interest in or to any Parent Owned IP (including any “march in” rights). Parent or a Parent Subsidiary has taken commercially reasonable efforts, or contractually requires the Parent Partners in those jurisdictions where the Parent Products are marketed or sold solely through Parent Partners to take commercially reasonable efforts, to make appropriate submissions of the Parent IP to the FDA’s “Orange Book” and all equivalent documents maintained by the EMEA or any other Regulatory Authority for jurisdictions in which Parent or any of the Parent Subsidiaries sells, markets or authorizes the sale or marketing of the Products.

(b) To Parent’s knowledge, the Contracts under which Parent has been granted rights in any Intellectual Property owned or controlled by a third Person are valid and legally enforceable, and free and clear of all Liens. Parent has provided the Company with access to true and complete copies of all Parent IP Contracts (as defined below) related to any or all Parent Products, other than standard license agreements for commercially-available, off-the-shelf software. Parent or a Parent Subsidiary has the exclusive right to develop, commercialize, manufacture, market, sell, import and otherwise exploit each of the Parent Products and (ii) neither Parent nor any Parent Subsidiary has granted, assigned or otherwise transferred to any Person any right, title or interest in or to any Parent Product or Parent Product IP. “Parent IP Contracts” shall include all material Contracts under which Parent or any Parent Subsidiary has obtained or granted any rights, title or interests in or to, or which by their terms expressly restrict Parent or any Parent Subsidiary with respect to any Intellectual Property.

(c) To the knowledge of Parent, no Person, during the past six years, has misappropriated, infringed, diluted, or otherwise violated, either directly or indirectly, any Parent IP, nor is any Person currently doing so. To the knowledge of Parent, no Litigations have been brought or threatened against any Person during the past six years, with respect to any Parent IP by Parent, any Parent Subsidiary or, with respect to any or all of the Parent Product IP and, to the knowledge of Parent, by any of their licensors during the past six years and, to the knowledge of Parent, there is no basis for any Litigation regarding any of the foregoing.

(d) (A) There has not been any Litigation during the past six years with respect to any Parent IP, there is no pending Litigation and, to the knowledge of Parent, there is no threatened Litigation (1) alleging misappropriation, infringement, dilution or other violation by Parent or any Parent Subsidiary of any Intellectual Property of any Person, (2) challenging Parent’s or any Parent Subsidiary’s ownership or use of, or the registrability or maintenance of, any Parent Owned IP, (3) challenging the validity or enforceability of any Parent Owned IP, (4) alleging that the use by Parent or any Parent Subsidiary of Parent Licensed IP is in breach of any applicable grant, license, agreement, instrument or other arrangement pursuant to which Parent or any Affiliate acquired the right to use such Intellectual Property, or (5) alleging misuse or antitrust violations arising from the use or other exploitation of any Intellectual Property, and (B) with respect to (1) any or all of the Products and (2) any other material Parent IP, to Parent’s knowledge, there is no basis for any Litigation regarding any of the foregoing in (A)(1), (A)(2), (A)(3), (A)(4) or (A)(5); no Parent IP has been or is being used or enforced by Parent or the Parent Subsidiaries or, with respect to any or all of the Product IP, by any of their licensors, in a manner that, individually or in the aggregate, is reasonably likely to result in the cancellation, invalidity or unenforceability of such Intellectual Property.

(e) All patents and patent applications, trademark registrations and applications and all other applications, registrations and filings under the Parent IP (A) meet all material applicable requirements for obtaining a patent, trademark registration or other Intellectual Property registration, including any applicable disclosure requirements, (B) are subsisting, in full force and effect, (C) to the knowledge of Parent, are valid and enforceable, (D) have not expired, been cancelled or abandoned, and (E) have had paid in a timely manner all registration, maintenance and renewal fees necessary to preserve the rights of Parent and the Parent Subsidiaries in connection with such Intellectual Property.

(f) Parent and the Parent Subsidiaries have taken all commercially reasonable measures to obtain patent rights worldwide, to the extent commercially reasonable to do so, under Parent Owned IP and Parent Licensed IP as to which they have the necessary prosecution rights, and, to Parent’s knowledge, have not forfeited or otherwise lost any right to file any material patent applications or obtain any material patents in any country in North America or in those countries in Europe or Asia where Parent, the Parent Subsidiaries or Parent Partners market, sell, manufacture, develop, or distribute the Parent Products, such as by failing to meet any filing deadline or otherwise; Parent and the Parent Subsidiaries have no reason to believe that the scope of any issued claims under any patents under the Parent IP should be less than the scope reflected as of the date hereof in such patents or that the scope of any issued claims under any patent applications under the Parent IP will or should be materially less than the scope reflected as of the date hereof in such patent applications.

(g) Neither Parent nor any Parent Subsidiary has granted any Person any right to control the prosecution or registration of any Parent Product IP or to bring, defend or otherwise control any Litigations with respect to Parent Product IP.

(h) Neither Parent nor any Parent Subsidiary has entered into nor is subject to any consents, judgments, orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements in connection with the resolution of any disputes or Litigations that (A) restrict Parent or any Parent Subsidiary with respect to any material Intellectual Property,

(B) restrict Parent’s or any Parent Subsidiary businesses in any material manner in order to accommodate any Person’s Intellectual Property, or (C) permit any Person to use any material Parent IP except as expressly permitted under an Parent IP Contract.

(i) Parent and each Parent Subsidiary has implemented commercially reasonable measures to maintain the confidentiality of the trade secrets and other proprietary information under the Parent IP. No current or former employee or contractor of Parent or any Parent Subsidiary owns any right, title or interest in or to any of the Parent Owned IP. To the knowledge of Parent, there has not been any disclosure of any material confidential information of Parent or any Parent Subsidiary (including any such information of any other Person disclosed in confidence to Parent or any Parent Subsidiary) to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.

Section 4.16 Stockholders’ Rights Agreement. Neither Parent nor any Parent Subsidiary has adopted, or intends to adopt, a stockholders’ rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, capital shares or any other equity or debt securities of Parent or any Parent Subsidiary.

Section 4.17 Brokers. No broker, investment banker, financial advisor or other Person, other than UBS Securities LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Company’s Business Pending the Merger.

(a) Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by Parent in writing (including by electronic mail) (such consent not to be unreasonably withheld or delayed), and except as disclosed in Section 5.1(a) of the Company Disclosure Letter or as otherwise explicitly required by this Agreement, (i) the Company shall, and shall cause the Company Subsidiaries to, conduct their respective businesses only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (ii) the Company and the Company Subsidiaries shall use commercially reasonable best efforts to preserve intact their business organizations, to preserve their assets and properties in good repair and condition, to keep available the services of their current officers and employees and to preserve, in all material respects, the current relationships of the Company and the Company Subsidiaries with customers, suppliers, licensors, licensees, distributors and other Persons with which the Company or the Company Subsidiaries have business dealings.

(b) Without limiting the generality of the foregoing, except as set forth in Section 5.1(b) of the Company Disclosure Letter or as otherwise explicitly required by this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by Parent in writing (including by electronic mail) (such consent not to be unreasonably withheld or delayed), the Company shall not, nor shall the Company permit any of the Company Subsidiaries to:

(i) amend the Company Organizational Documents or the equivalent organizational documents of any Company Subsidiary;

(ii) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent;

(iii) subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any split, combination or reclassification of capital stock of a wholly-owned Company Subsidiary, or any issuance or authorization or proposal to issue or authorize any securities of a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary;

(iv) repurchase, redeem or otherwise acquire any shares of its capital stock or any Company Stock Rights, other than in connection with (A) the forfeiture or expiration of outstanding Company Stock Options and (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the exercise of Company Stock Options pursuant to any obligations contained in the Company Equity Plan;

(v) issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale, or otherwise encumber, any shares of its capital stock or any Company Stock Rights, other than the issuance of shares upon the exercise of Company Stock Options, in each case outstanding on the date of this Agreement in accordance with their present terms;

(vi) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another Person, or repay, redeem or repurchase any such indebtedness, other than in the ordinary course of business consistent with past practices;

(vii) make any loans, advances or capital contributions to, or any investments in, any other Person (other than loans or advances between any wholly owned Company Subsidiaries or between the Company and any wholly owned Company Subsidiaries);

(viii) (x) sell, assign, lease, license, sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any assets or properties that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, or (y) enter into, modify or amend any lease of property, except for modifications or amendments that are not adverse to the Surviving Corporation;

(ix) directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any Person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (y) any material assets;

(x) implement or adopt any material change in its accounting policies other than as may be required by applicable Law or GAAP and as concurred with by the Company’s independent auditors;

(xi) except to the minimum extent required in order to comply with applicable Law or to the minimum extent required in order to avoid adverse treatment under Section 409A of the Code: (A) amend any of the terms or conditions of employment for any of its directors or officers, (B) adopt, enter into, terminate or amend any Company Benefit Plan, Company Benefit Agreement or collective bargaining agreement, other than amendments that are immaterial or administrative in nature, (C) increase in any manner the compensation or benefits of, or pay any bonus to, any Company Participant, other than annual salary increases and target bonuses to be paid to Company employees in the ordinary course of business consistent with past practice, the maximum amount per Person and the maximum aggregate amount of which shall not exceed the amounts set forth in Section 5.1(b)(xi) of the Company Disclosure Letter, (D) grant any awards under any Company Benefit Plan (including the grant of stock options, stock appreciation rights, performance units, restricted stock, deferred stock awards, stock purchase rights or other stock-based or stock-related awards) or remove or modify existing restrictions in any Company Benefit Plan or Company Benefit Agreement on any awards made thereunder, (E) take any action to accelerate the vesting or payment of any compensation or benefits under any contract, Company Benefit Plan or Company Benefit Agreement or (F) make any material determination under any Company Benefit Plan or Company Benefit Agreement that is inconsistent with the ordinary course of business or past practice;

(xii) modify or amend in any material respect or terminate or cancel or waive, release or assign any material rights or claims with respect to, any Company Material Contract or enter into any agreement or contract that would qualify as a Company Material Contract;

(xiii) enter into any contract relating to the development or commercialization of any pharmaceutical product, including but not limited to licensing, development, manufacturing, co-development, marketing or co-marketing agreements, other than development, manufacturing and marketing agreements entered into the ordinary course of business consistent with past practice;

(xiv) pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any “affiliate” or “associate” of any of its officers or directors;

(xv) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof (other than in the ordinary course of business consistent with past practice) or enter into any new line of business that is material to Company and the Company Subsidiaries, taken as a whole;

(xvi) make any material tax election or settle or compromise any material tax liability or refund;

(xvii) (A) pay, discharge, settle or satisfy any claims, Litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities: (1) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Company SEC Reports or (2) incurred in the ordinary course of business consistent with past practice or, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

(xviii) make or agree to make any new capital expenditure or expenditures which, individually, are in excess of $100,000 or, in the aggregate, are in excess of $250,000;

(xix) fail to take any action necessary or advisable to protect or maintain the Company Owned IP that is material to the conduct of the business of the Company as currently conducted and planned by the Company to be conducted, including the prosecution of all pending applications for patents and trademarks, the filing of any documents or other information or the payment of any maintenance or other fees related thereto; or

(xx) authorize, or commit or agree to take, any of the foregoing actions.

Section 5.2 Conduct of Parent’s Business Pending the Merger.

Parent covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by the Company (such consent not to be unreasonably withheld or delayed) and except as disclosed in Section 5.2 of the Parent Disclosure Letter or as otherwise required by this Agreement, Parent shall not, nor shall Parent permit any of the Parent Subsidiaries to:

(i) amend the Parent Certificate of Incorporation or the Parent Bylaws, except for such amendments that do not impact the capital structure of Parent;

(ii) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends and distributions by a direct or indirect wholly owned Parent Subsidiary to Parent or another wholly owned Subsidiary;

(iii) subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any split, combination or reclassification of capital stock of a wholly-owned Parent Subsidiary, or any issuance or authorization or proposal to issue or authorize any securities of a wholly-owned Parent Subsidiary to Parent or another wholly-owned Parent Subsidiary;

(iv) repurchase, redeem or otherwise acquire any shares of its capital stock or any Parent Stock Rights, other than in connection with (A) the redemption of any of Parent’s Convertible Senior Notes due July 2008 or the conversion of Series B convertible preferred stock or Series C convertible preferred stock, (B) the forfeiture or expiration of outstanding Parent Stock Options and (C) the withholding of shares of Parent Common Stock to satisfy Tax obligations with respect to the exercise of Parent Options pursuant to any obligations contained in the Parent Stock Plans;

(v) issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale of, or otherwise encumber any shares of its capital stock or any Parent Stock Rights, other than (A) the issuance of shares upon the exercise of Parent Options outstanding on the date of this Agreement in accordance with their present terms, (B) the issuance of shares upon conversion of Series B convertible preferred stock or Series C convertible preferred stock, (C) issuances of up to 12,000,000 shares of capital stock in the aggregate (excluding shares described in clauses (A) and (B)) and (D) the issuance of up to $50 million in debt securities convertible into shares of Parent capital stock;

(vi) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, or repay, redeem or repurchase any such indebtedness, other than (A) in the ordinary course of business consistent with past practices, (B) for the purpose of refinancing any existing indebtedness, (C) the issuance of up to $50 million in debt securities convertible into shares of Parent capital stock and (D) the incurrence of additional indebtedness of up to $10 million, in the aggregate (excluding indebtedness described in clauses (A), (B) and (C));

(vii) sell, assign, lease, license, sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any Parent Product that is material, individually or in the aggregate, to Parent and the Parent Subsidiaries, taken as a whole; or

(viii) authorize, or commit or agree to take, any of the foregoing actions.

Section 5.3 Access to Information; Confidentiality.

(a) Subject to the confidentiality agreement between Parent and the Company, dated August 2, 2006 (the “Confidentiality Agreement”) and applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its officers, employees, accountants, counsel, financial advisors and other representatives, full access at all reasonable times on reasonable notice during the period prior to the Effective Time to all their properties, books, contracts, commitments, personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of the Company) and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties, litigation matters and personnel as Parent may reasonably request, including bi-weekly sales reports, bi-weekly headcount reports, bi-weekly cash reports, bi-weekly accounts receivable reports and bi-weekly reports on the average selling price of Vantas; provided, that nothing in this Section 5.3 shall require the Company to provide any access, or to disclose any information, if permitting such access or disclosing such information would (x) violate applicable Law, (y) violate any of its obligations with respect to confidentiality (provided, that the Company shall, upon the request of Parent, use its reasonable best efforts to obtain the required consent of any third party to such access or disclosure), or (z) result in the loss of attorney-client privilege (provided, that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege). In addition, the Company and its officers and employees shall reasonably cooperate with Parent in Parent’s efforts to comply with the rules and regulations affecting public companies, including the Sarbanes-Oxley Act. No review pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement. All information provided pursuant to this Section 5.3 shall be subject to the terms of the Confidentiality Agreement.

(b) As soon as practicable after the date hereof, the parties shall create a joint transition management committee (the “Transition Committee”) consisting of two representatives from each of the parties hereto designated from time to time as agreed by each of the Boards of Directors of Parent and the Company. The initial members of the Transition Committee shall be Noah Beerman, Tessa Cooper, Kevin Pelin, and Alisa Molbert. The Transition Committee shall be responsible for organizing, developing, managing and implementing a transition plan for the prompt and efficient integration of the business organizations of Parent and the Company and their respective Subsidiaries (the “Transition Plan”) subject to the requirement that control of the management, properties and assets of Parent and the Company, as set forth in this Agreement, shall at all times prior to the Effective Time remain under the control of their respective Boards of Directors. The Transition Committee shall report its findings and make recommendations to the Board of Directors of each of Parent and the Company with respect to transition matters. Noah Beerman will manage and be responsible for the day-to-day activities and operations of the Transition Committee.

Section 5.4 Notification of Certain Matters; Regulatory Communications.

(a) Parent shall give prompt notice to the Company and the Company shall give prompt notice to Parent, as the case may be, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause (a)(i) any representation or warranty of such party contained in this Agreement that is qualified as to “materiality” or “Material Adverse Effect,” to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time or (b) any material failure of Parent and Merger Sub or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. In addition, Parent shall give prompt notice to the Company and the Company shall give prompt notice to Parent, as the case may be, of any change or event having, or which is reasonably likely to have, a Material Adverse Effect, as the case may be, on such party and its Subsidiaries, taken as a whole, or which would be reasonably likely to result in the failure of any of the conditions set forth in Article VI to be satisfied. Notwithstanding the above, the delivery of any notice pursuant to this Section 5.4 will not limit or otherwise affect the representations, warranties, covenants or agreements of the parties, the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

(b) The Company: (i) shall keep Parent promptly informed of (A) any communication (written or oral) with or from the FDA, EMEA and any other Regulatory Authority and (B) any material communications (written or oral) received from any Person relating to the Company IP and (ii) shall not make any submissions to, or have discussions with, the FDA, EMEA and any other Regulatory Authority without prior disclosure to Parent of the details of such communications or submissions. Parent shall keep the Company informed on a periodic basis of any material communications from the FDA, EMEA and any other Regulatory Agency relating to any of the Products.

Section 5.5 Antitrust Filings; Reasonable Best Efforts.

(a) Each party shall make or cause to be made, in cooperation with the other parties and to the extent applicable and as promptly as practicable, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and (ii) all other necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Entities under Competition Laws relating to the transactions contemplated hereby. “Competition Laws” mean the HSR Act, the Sherman

Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade. Each party shall use its reasonable best efforts to respond at the earliest practicable date to any requests for additional information made by the United States Department of Justice (the “DOJ”) or any other Governmental Entities, and act in good faith and reasonably cooperate with the other party in connection with any investigation of any Governmental Entity. Each party shall use its reasonable best efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice. Each party shall give the other party reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Entity regarding any filings, forms, declarations, notifications, registrations or notices, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with any Governmental Entity with respect to the transactions contemplated by the Agreement. None of the parties shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any filings or inquiry without giving the other party prior notice of the meeting and, unless prohibited by such Governmental Entity, the opportunity to attend and/or participate. The parties will consult and cooperate with one another in connection with any information or proposals submitted in connection with proceedings under or relating to any Competition Law. Without limiting the foregoing, the Company and Parent shall each use its reasonable best efforts: (i) to avoid the entry of any judgment that would restrain, prevent or delay the Closing; (ii) to eliminate every impediment under any Competition Law that may be asserted by any Governmental Entity so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date (as defined herein)); and (iii) vigorously to contest and resist any such action or proceeding, including any administrative or judicial action.

(b) Subject to Section 5.5(c), each of the parties to this Agreement agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Entities and the making of all other necessary registrations and filings (including filings with Governmental Entities, if any), (ii) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement, (iii) the preparation of the Joint Proxy Statement and the Registration Statement, (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and (v) the providing of all such information concerning such party, its subsidiaries, its Affiliates and its subsidiaries’ and Affiliates’ officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in Section 5.5(a) or this Section 5.5(b). Each of Parent and the Company agrees that it will use its reasonable best efforts to obtain prior to the Effective Time each of the consents that are listed in Section 5.5(b) of the Company Disclosure Letter.

(c) Notwithstanding anything to the contrary in this Section 5.5, neither Parent nor the Company shall be required in order to resolve any objections asserted under Competition Laws by any Governmental Entity with respect to the transactions contemplated by this Agreement to divest any of its businesses, product lines or assets, or take or agree to take any other action or agree to any limitation or restriction, that is reasonably likely to result in a Parent Material Adverse Effect (determined, for purposes of this clause, after giving effect to the Merger) or a Company Material Adverse Effect.

Section 5.6 No Solicitation; Company Board Recommendation.

(a) The Company shall not, nor shall it authorize or permit any of the Company Subsidiaries or its or their Representatives to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action designed to, or which is reasonably expected to, facilitate, any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate with, any proposal that constitutes, or is reasonably expected to lead to, any Company Takeover Proposal. The Company shall, and shall cause the Company Subsidiaries and its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any proposal that constitutes, or is reasonably expected to lead to, any Company Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide written Company Takeover Proposal that the Company Board determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or is reasonably expected to lead to, a Superior Proposal, and which Company Takeover Proposal was not solicited after the date hereof, was made after the date hereof and did not otherwise result from a breach of this Section 5.6(a), the Company may, if a majority of the Company Board determines (after receiving the advice of outside counsel) that it is necessary to take such actions in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, and subject to compliance with this Section 5.6(a) and Section 5.6(c) and after giving Parent written notice of such determination, (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement (which agreement shall include a customary “standstill” or similar covenant) not less restrictive of such Person than the Confidentiality Agreement; provided that (1) all such information has previously been provided to Parent or is provided to Parent prior to the time it is provided to such Person and (2) such customary confidentiality agreement expressly provides the right for the Company to comply with the terms of this Agreement, including Section 5.6(b), and (y) participate in discussions or negotiations with the Person making such Company Takeover Proposal (and its Representatives) regarding such Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.6(a) by any Representative or Affiliate of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 5.6(a) by the Company.

The term “Company Takeover Proposal” means any inquiry, proposal or offer from any Person relating to, or that is reasonably expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of the revenues, net income, EBITDA (earnings before interest expense, taxes, depreciation and amortization) or the assets of the Company and the Company Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or any Company Subsidiary, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any Company Subsidiary, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any Company Subsidiary pursuant to which any Person or the stockholders of any Person would own 15% or more of any class of equity securities of the Company or any Company Subsidiary or of any resulting parent company of the Company, other than the transactions contemplated by this Agreement.

The term “Superior Proposal” means a bona fide Company Takeover Proposal (provided, that for purposes of this definition references to 15% in the definition of “Company Takeover Proposal” shall be deemed to be references to 50%) which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of the Company from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(b) Neither the Company Board nor any committee thereof shall, (i) (A) withdraw (or qualify or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or qualify or modify in a manner adverse to Parent or Merger Sub), the adoption, approval, recommendation or declaration of advisability by such board of directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or is reasonably expected to lead to, any Company Takeover Proposal (other than a confidentiality agreement referred to in Section 5.6(a) pursuant to and in accordance with the limitations set forth therein). Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may make a Company Adverse Recommendation Change if a majority of the Company Board determines (after receiving the advice of outside counsel) that it is necessary to take such actions in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that no such Company Adverse Recommendation Change may be made until after the fifth calendar day following Parent’s receipt of written notice (a “Company Notice of Adverse Recommendation”) from the Company advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board (it being understood and agreed that (x) any amendment to any material term of such Superior Proposal or (y) with respect to any previous Company Adverse Recommendation Change, any material change in the principal stated rationale by the Company Board for such previous Company Adverse Recommendation Change, shall, in the case of either (x) or (y), require a new Company Notice of Adverse Recommendation and a new five (5) calendar day-period). In determining whether to make a Company Adverse Recommendation Change, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Company Notice of Adverse Recommendation or otherwise.

(c) In addition to the obligations of the Company set forth in Section 5.6(a) and 5.6(b), (i) the Company shall promptly advise Parent orally and in writing (and in any case within 24 hours) of any Company Takeover Proposal or any inquiry that is reasonably expected to lead to any Company Takeover Proposal, the material terms and conditions of any such Company Takeover Proposal or inquiry (including any changes thereto) and the identity of the Person making any such Company Takeover Proposal or inquiry and (ii) the Company shall (A) keep Parent fully and promptly informed of the status and material details (including any change to any material term thereof) of any such Company Takeover Proposal or inquiry and (B) provide to Parent promptly after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company or any of the Company Subsidiaries from any Person that describes any of the terms or conditions of any Company Takeover Proposal or inquiry. In addition, during the period from the date of this Agreement through the Effective Time, neither Parent nor the Company shall terminate, amend, modify or waive any provision of any confidentiality agreement to which it or any of its respective Subsidiaries is a party. During such period, Parent or the Company, as the case may be, shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

(d) Nothing contained in this Section 5.6 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14(e)-2(a) or Rule 14(d)-9 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with applicable Law; provided, however, that all actions taken or agreed to be taken by the Company or the Company Board or any committee thereof shall comply with the provisions of Section 5.6(a).

Section 5.7 Parent Board Recommendation.

(a) Neither the Parent Board nor any committee thereof shall withdraw (or qualify or modify in a manner adverse to the Company), or publicly propose to withdraw (or qualify or modify in a manner adverse to the Company), the adoption, approval, recommendation or declaration of advisability by such Parent Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement (including the Share Issuance) (any such action being referred to as a “Parent Adverse Recommendation Change”). Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder

Approval, the Parent Board may make a Parent Adverse Recommendation Change if a majority of the Parent Board determines (after receiving the advice of outside counsel) that it is necessary to take such actions in order to comply with its fiduciary duties to the stockholders of Parent under applicable Law; provided, however, that no such Parent Adverse Recommendation Change may be made until after the fifth calendar day following the Company’s receipt of written notice from Parent advising the Company that the Parent Board intends to take such action and specifying the reasons therefor.

(b) Nothing contained in this Section 5.7 shall prohibit Parent from taking and disclosing to its stockholders a position contemplated by Rule 14(e)-2(a) or Rule 14(d)-9 promulgated under the Exchange Act or from making any disclosure to Parent’s stockholders if, in the good faith judgment of the Parent Board, after consultation with outside counsel, failure to so disclose would be inconsistent with applicable Law; provided, however, that all actions taken or agreed to be taken by Parent or the Parent Board or any committee thereof shall comply with the provisions of Section 5.7(a).

Section 5.8 Stockholder Litigation. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any stockholder Litigation against the Company and its directors relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that Parent shall not be obligated to consent to any settlement which does not include full release of Parent and its affiliates.

Section 5.9 Indemnification; Director and Officer Insurance. For not less than six years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present directors, officers and employees of the Company to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Certificate of Incorporation and Company By-Laws and indemnification agreements, if any, in existence on the date of this Agreement with any directors, officers or employees of the Company for acts or omissions occurring at or prior to the Effective Time; provided, however, that Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such Persons to the fullest extent permitted by law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 250 percent of the last annual premium paid prior to the date of this Agreement.

Section 5.10 Public Announcements. The initial press release shall be a joint press release and thereafter the Company and Parent each shall obtain the prior consent of the other prior to issuing any press releases or making other public statements and communications with respect to the Merger, the other transactions contemplated by this Agreement and Products, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of Nasdaq. In addition, the Company and Parent shall develop a joint communications strategy and each party shall ensure that all press releases and other public statements and communications (including any communications that would require a filing under the Rule 425, Rule 165 and Rule 166 of the Securities Act or Rule 14a-12 of the Exchange Act), with analysts, members of the financial community or otherwise, with respect to the Merger, the other transactions contemplated by this Agreement and Products shall be consistent in all material respects with such joint communications strategy.

Section 5.11 Preparation of SEC Documents; Stockholders’ Meetings.

(a) As soon as practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC a joint proxy statement relating to the Company Stockholder Approval and Parent Stockholder Approval (such joint proxy statement, as amended or supplemented from time to time, the “Joint Proxy Statement”), and Parent shall prepare and file with the SEC a registration statement on Form S-4 together with all amendments thereto, (the “Registration Statement”), in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Parent will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Parent’s stockholders, and the Company will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company’s stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Registration Statement or the Joint Proxy Statement will be made by Parent or the Company without the other party’s prior consent (which shall not be unreasonably withheld or delayed) and without providing the other party the opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger and the Share Issuance for offering or sale in any jurisdiction, and each party will advise the other promptly of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information (including any Company Adverse Recommendation Change or Parent Adverse Recommendation Change) relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should become known to Parent or the Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Parent and the Company.

(b) Each of the Company and Parent shall supply such information specifically for inclusion or incorporation by reference in (i) the Registration Statement necessary so that, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, the Registration Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement necessary so that, at the date it is first mailed to the Company’s stockholders or Parent’s stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, the Joint Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the parties hereto shall use their best efforts so that the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(c) Each of the Company and Parent shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in accordance with applicable Law and the Company Organizational Documents, in the case of the Company, and the Parent Organizational Documents, in the case of Parent, give notice of, convene and hold a meeting of its stockholders as promptly as practicable to consider, in the case of Parent, the Share Issuance (the “Parent Stockholders’ Meeting”) and, in the case of the Company, the adoption and approval of this Agreement and the Merger (the “Company Stockholders’ Meeting”). Unless there has been a Company Change of Recommendation (in the case of the Company) or Parent Change of Recommendation (in the case of Parent), as the case may be, each of the Company and Parent will use its reasonable best efforts to solicit from its stockholders proxies in favor of, in the case of Parent, the Share Issuance, and, in the case of the Company, the adoption and approval of this Agreement and the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or applicable Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company or Parent may adjourn or postpone the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as the case may be, to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to its respective stockholders in advance of a vote on, in the case of Parent, the Share Issuance, and, in the case of the Company, the approval and adoption of this Agreement and the Merger, or, if, as of the time for which the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as the case may be, is originally scheduled, there are insufficient shares of Company Common Stock or Parent Common Stock, as the case may be, represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Unless there has been a Company Adverse Recommendation Change (in the case of the Company) or a Parent Adverse Recommendation Change (in the case of Parent), each of the Company and Parent shall ensure that the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, respectively, is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as the case may be, are solicited in compliance with applicable Law, the rules of Nasdaq and, in the case of the Company, the Company Organizational Documents, and, in the case of Parent, the Parent Organizational Documents. Without the prior written consent of Parent, approval and adoption of this Agreement and the Merger are the only matters which the Company shall propose to be acted on by the Company’s stockholders at the Company Stockholders’ Meeting. Without the prior written consent of the Company (not to be unreasonably withheld or delayed), approval of the Share Issuance is the only matter which Parent shall propose to be acted on by Parent’s stockholders at the Parent Stockholders’ Meeting.

(d) Unless there has been a Company Change of Recommendation (in the case of the Company) or a Parent Change of Recommendation (in the case of Parent), each of the Company and Parent will use its reasonable best efforts to hold the Company Stockholders’ Meeting and Parent Stockholders’ Meeting, respectively, on the same date as the other party and as soon as reasonably practicable after the date of this Agreement.

(e) Unless there has been a Company Change of Recommendation (in the case of the Company) or a Parent Change of Recommendation (in the case of Parent): (i) the Board of Directors of each of the Company and Parent shall recommend that its stockholders vote in favor of, in the case of the Company, the approval and adoption of this Agreement and the Merger at the Company Stockholders’ Meeting, and, in the case of Parent, the Share Issuance at the Parent Stockholders’ Meeting, (ii) the Joint Proxy Statement shall include a statement to the effect that the Board of Directors of (A) Parent has recommended that Parent’s stockholders vote in favor of the Share Issuance at the Parents’ Stockholder Meeting and (B) the Company has recommended that the Company’s stockholders vote in favor of approval and adoption of this Agreement and the Merger at the Company Stockholders’ Meeting and (iii) neither the Board of Directors of the Company or Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other party, the recommendation of its respective Board of Directors that the respective stockholders of the Company or Parent vote in favor of, in the case of the Company, the approval and adoption of this Agreement and the Merger, and, in the case of Parent, the Share Issuance.

Section 5.12 Nasdaq Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock issuable in connection with the Merger and the Share Issuance to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing Date.

Section 5.13 Tax Treatment of Merger. The parties to this Agreement intend that the Merger will qualify as a reorganization under Section 368(a) of the Code, and each shall not, and shall not permit any of their respective subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code.

Section 5.14 Accountant’s Letters and Consents.

(a) Each of the Company and Parent shall use its reasonable best efforts to cause to be delivered to the other party two letters from their respective independent accountants, one dated approximately as of the date the Registration Statement is declared effective and one dated approximately as of the Closing Date, each addressed to the other party, in form and substance reasonably satisfactory to the other party and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(b) Parent and the Company will each use its reasonable best efforts to cause to be delivered to each other consents from their respective independent auditors, dated the date on which the Registration Statement shall become effective or a date not more than two days prior to such date, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

Section 5.15 Affiliates. Not less than 45 days prior to the Effective Time, the Company shall deliver to Parent a letter identifying all Persons who, in the judgment of the Company, may be deemed at the time this Agreement is submitted for adoption by the stockholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. The Company shall use its reasonable best efforts to cause each Person identified on such list to deliver to Parent not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit 5.15 hereto (an “Affiliate Agreement”).

Section 5.16 Employees.

(a) For a period of one year following the Effective Time, Parent shall or shall cause the Surviving Corporation to either (i) provide the employees of the Company and the Company Subsidiaries who are employed immediately prior to the Effective Time (the “Covered Employees”) who remain employed during such period by Parent, the Surviving Corporation or any of their respective Subsidiaries with compensation and benefits (excluding equity based compensation) which have a value substantially comparable, in the aggregate, to the compensation and benefits provided by the Company and the Company Subsidiaries as of the date hereof or (ii) provide or cause the Surviving Corporation (or, in such case, its successors or assigns) to provide Covered Employees who remain employed during such period by Parent, the Surviving Corporation or their respective Subsidiaries with compensation and benefits that, taken as a whole, are not materially less favorable in the aggregate to the Covered Employees than those provided to similarly situated employees of Parent and the Parent Subsidiaries. Effective not later than the Closing Date, Parent will establish a retention program for those Company employees Parent determines to seek to retain. Parent shall have no obligation and the Company shall take no action that would have the effect of requiring Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific Person.

(b) For purposes of determining eligibility to participate in, and non-forfeitable rights under, but not for purposes of benefit accrual under, any employee benefit plan or arrangement of Parent or the Surviving Corporation or any of their respective Subsidiaries, Covered Employees shall receive service credit for service with the Company (and with any predecessor or acquired entities or any other entities for which the Company granted service credit) as if such service had been completed with Parent; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(c) To the extent applicable, Parent shall or shall cause the Surviving Corporation and any of their respective Subsidiaries to waive, or use reasonable best efforts to cause its insurance carriers to waive, any pre-existing condition limitation on participation and coverage applicable to any Covered Employee or any of his or her covered dependents under any health or welfare plan of Parent or the Surviving Corporation or any of their respective Subsidiaries (a “New Plan”) in which such Covered Employee or covered dependent shall become eligible to participate after the Effective Time to the extent such Covered Employee or covered dependent was no longer subject to such pre-existing condition limitation under the corresponding Company Benefit Plan in which such Covered Employee or such covered dependent was participating immediately before he or she became eligible to participate in the New Plan. Parent shall or shall cause the Surviving Corporation or the relevant Subsidiary of either to provide each Covered Employee with credit for any co-payments and deductibles paid prior to the Effective Time and during the calendar year in which the Effective Time occurs under any Company Benefit Plan in satisfying any applicable co-payment and deductible requirements for such calendar year under any New Plan in which such Covered Employee participates after the Effective Time.

(d) Without limiting the scope of Section 8.5, nothing in this Section 5.16 shall confer any rights or remedies of any kind or description upon any Covered Employee or any other Person other than the Company and Parent and their respective successors and assigns.

(e) The Company and the Company Subsidiaries shall refrain from causing any employees of the Company or the Company Subsidiaries to suffer an “employment loss” as defined in the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local law (collectively, the “WARN Act”), in the ninety (90) days prior to the Effective Time, without the prior consent of Parent. Notwithstanding Section 5.10 of this Agreement, the Company and the Company Subsidiaries, as applicable, shall cooperate with and provide reasonable assistance to Parent or its agents in preparing and delivering any notices required or potentially required pursuant to the WARN Act (as determined by Parent in its sole discretion) to effectuate the termination of the employment of any employees of the Company or the Company Subsidiaries as of the Effective Time in compliance with the WARN Act; provided, however, that all such notices shall indicate that the terminations of employment are contingent upon the consummation of the Merger.

Section 5.17 Rule 16b-3. Prior to the Effective Time, each of Parent and the Company shall use reasonable best efforts to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such efforts to include all steps required be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

Section 5.18 Development Drugs. From and after the Effective Time, Parent shall use commercially reasonable efforts to develop, in the ordinary course, the Development Drugs; provided, that, with respect to (i) Supprelin, Parent’s obligations under this Section 5.18 shall terminate on the third anniversary of the Effective Time and (ii) with respect to the Stent and Octreotide, Parent’s obligations under this Section 5.18 shall terminate on the fifth anniversary of the Effective Date. For the purposes of this Section 5.18, “commercially reasonable efforts” shall mean efforts and resources normally used by Parent for a product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the profitability of the applicable products, and other relevant factors.

Section 5.19 State Takeover Laws. If any state takeover Law becomes applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective boards of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to the Obligation of Each Party. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a) The Company Stockholder Approval shall have been obtained;

(b) The Parent Stockholder Approval shall have been obtained;

(c) No applicable Law and no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction in the United States or any material foreign jurisdiction (collectively, “Judgments”) shall be and remain in effect which has the effect of prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that, subject to Section 5.5, the party asserting such condition shall have used its reasonable best efforts to prevent the entry of any such Judgment and to appeal as promptly as practicable any such Judgment that may be entered;

(d) The SEC shall have declared the Registration Statement effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC;

(e) The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance;

(f) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and any other applicable foreign antitrust, competition or similar Law shall have expired or been terminated; and

(g) There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity which challenges or seeks to enjoin the Merger or the other transactions contemplated by this Agreement.

Section 6.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing, of the following conditions:

(a) (i) The representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects both as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date) and (ii) the representations and warranties of the Company in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto that are not so qualified shall be true and correct in all material respects both as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date);

(b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(c) The Company shall have delivered to Parent a certificate, signed by the chief executive officer and chief financial officer of the Company, to the effect that each of the conditions specified in (a) and (b) above is satisfied;

(d) Parent shall have received a written opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of the Company, Parent, Merger Sub and others, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion. The opinion condition referred to in this Section 6.2(d) shall not be waivable after receipt of the Parent Stockholder Approval, unless further approval of the stockholders of Parent is obtained with appropriate disclosure;

(e) The total number of Dissenting Shares shall not exceed 10% of the issued and outstanding shares of Company Common Stock as of the Effective Time, and Parent shall have received a certificate to such effect signed by the chief executive officer and chief financial officer of the Company;

(f) There shall not be pending any suit, action or proceeding by any Governmental Entity seeking to prohibit or impose any material limitations on Parent’s ownership of the Company or the operation of all or a material portion of Parent’s or the Company’s businesses or assets (whether held directly or through Subsidiaries), or to compel

Parent or the Company or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of Parent or the Company (whether held directly or through Subsidiaries) in any such case which is reasonably likely to have a Parent Material Adverse Effect (determined, for purposes of this clause, after giving effect to the Merger) or a Company Material Adverse Effect; and

(g) Since the date of this Agreement there shall not have been any occurrence, event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect.

Section 6.3 Conditions to Obligations of Company to Effect the Merger. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) (i) The representations and warranties of Parent and Merger Sub contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Sub pursuant hereto that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects both as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date) and (ii) the representations and warranties of Parent and Merger Sub in this Agreement and in any certificate or other writing delivered by Parent or Merger Sub pursuant hereto that are not so qualified shall be true and correct in all material respects both as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date);

(b) Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date;

(c) Parent shall have delivered to the Company a certificate, signed by the chief executive officer and chief financial officer of Parent, to the effect that each of the conditions specified in (a) and (b) above is satisfied; and

(d) The Company shall have received a written opinion from Pepper Hamilton LLP, counsel to the Company, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of the Company, Parent, Merger Sub and others, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion. The opinion condition referred to in this Section 6.3(d) shall not be waivable after receipt of the Company Stockholder Approval, unless further approval of the stockholders of the Company is obtained with appropriate disclosure.

(e) Since the date of this Agreement, there shall not have been any occurrence, event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a Parent Material Adverse Effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval, as applicable:

(a) by mutual written consent of Parent and the Company;

(b) by either the Parent or the Company:

(i) if the Merger shall not have been consummated by August 11, 2007 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any covenant or agreement contained in this Agreement has been the primary cause of, or resulted in, the failure of the Merger to be consummated on or by such date;

(ii) if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which a proper vote on such matters was taken; provided, however, that the right to terminate under this Section 7.1(b)(ii) shall not be available to Parent where the failure to obtain the Parent Stockholder Approval shall have been caused by or related to Parent’s material breach of the Agreement;

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which a proper vote on such matters was taken; provided, however, that the right to terminate under this Section 7.1(b)(iii) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have been caused by or related to the Company’s material breach of the Agreement; or

(iv) if any Judgment having any of the effects set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable;

(c) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) is incapable of being cured, or is not cured, by the Company within 20 calendar days following receipt of written notice of such breach or failure to perform from Parent;

(d) by Parent:

(i) at any time prior to obtaining the Company Stockholder Approval, upon a Company Adverse Recommendation Change; or

(ii) if the Company Board fails to reaffirm publicly its recommendation to the Company’s stockholders to vote in favor of the Merger within seven days of Parent’s written request for such reaffirmation;

(e) by Parent, if the Company shall have (i) materially breached any of the provisions of Section 5.6 or (ii) failed to use its reasonable best efforts to solicit proxies in favor of an adoption of this Agreement and to obtain the Company Stockholder Approval and such failure shall have been a material breach of Section 5.11(c);

(f) by the Company:

(i) at any time prior to obtaining the Parent Stockholder Approval, upon a Parent Adverse Recommendation Change; or

(ii) if the Parent Board fails to reaffirm publicly its recommendation to the Parent’s stockholders to vote in favor of the Merger within seven days of the Company’s written request for such reaffirmation;

(g) by the Company, if Parent shall have (i) materially breached any of the provisions of Section 5.7 or (ii) failed to use its reasonable best efforts to solicit proxies in favor or approval of the Share Issuance and to obtain the Parent Stockholder Approval and such failure shall have been a material breach of Section 5.11(c);

(h) by the Company, if Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) is incapable of being cured, or is not cured, by Parent within 20 calendar days following receipt of written notice of such breach or failure to perform from the Company; or

(i) by the Company, at any time prior to obtaining the Company Stockholder Approval, to accept and enter into a binding agreement with respect to a Superior Proposal; provided that for the termination of this Agreement pursuant to this subsection (h) to be effected, the Company shall have complied with the provisions of Section 5.6(a) and the Company shall have paid the Company Termination Fee (as defined in Section 7.2(d)) and otherwise complied with its obligations under Section 7.2(d).

Section 7.2 Effect of Termination.

(a) In the event of the termination of this Agreement by either Parent or the Company pursuant to Section 7.1 hereof, this Agreement shall forthwith be terminated and have no further effect, the obligations of the parties hereunder shall terminate, and there shall be no liability on the part of any party hereto with respect thereto, except that (i) the provisions of

Section 3.19, Section 4.17, the last sentence of Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability or damages for any willful breach hereof.

(b) Except as provided in this Section 7.2, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Company and Parent shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Joint Proxy Statement (including SEC filing fees).

(c) (i) In the event that: (w) (A) after the date of this Agreement, a Parent Takeover Proposal shall have been made to Parent and such Parent Takeover Proposal becomes publicly known prior to the Parent Stockholders’ Meeting or shall have been made directly to the stockholders of Parent generally prior to the Parent Stockholders’ Meeting and, in either case, such Parent Takeover Proposal shall not have been publicly withdrawn at the time of the Parent Stockholders’ Meeting, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(ii) or by the Company pursuant to Section 7.1(g) or Section 7.1(h) and (C) within 12 months after such termination, Parent enters into a definitive agreement to consummate a Parent Takeover Proposal or consummates a Parent Takeover Proposal; or (x) (A) after the date of this Agreement, a Parent Takeover Proposal shall have been made to Parent or shall have been made directly to the stockholders of Parent generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Parent Takeover Proposal, (B) this Agreement is terminated by Parent or Company pursuant to Section 7.1(b)(i) (but only if a vote to obtain the Parent Stockholder Approval or the Parent Stockholders’ Meeting has not been held) and (C) within 12 months after such termination, Parent enters into a definitive agreement to consummate a Parent Takeover Proposal or consummates a Parent Takeover Proposal; or (y) this Agreement is terminated by the Company pursuant to Section 7.1(f); then Parent shall pay Parent a fee equal to $5,000,000 (the “Parent Termination Fee”) by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (w) or (x) above, Parent shall pay the Company 50% of the Parent Termination Fee upon such termination and 50% of the Parent Termination Fee on the date of execution of such definitive agreement or, if earlier, consummation of such transactions).

(ii) In the event that this Agreement is terminated by the Company pursuant to either (x) Section 7.1(b)(ii) or (y) 7.1(h) (and no amount is payable by Parent pursuant to Section 7.2(c)), then Parent shall pay the Company a fee equal to Company’s reasonable, out-of-pocket fees and expenses (including, without limitation, professional fees and expenses) incurred in connection with the Merger, this Agreement and the transactions contemplated hereby (the “Company Expenses”), but not in excess of $3,000,000, by wire transfer of same-day funds three (3) business days after the date of such termination of this Agreement as referred to in this sentence; provided that the foregoing shall not limit or be deemed to limit any liability of Parent or damages or other remedy to which the Company may be entitled as a result of any willful breach of this Agreement by Parent. Parent will not be obligated to make a payment pursuant to this Section

7.2(c)(ii) if Parent has paid or is required to pay the Parent Termination Fee set forth in Section 7.2(c), and any fees paid by Parent under this Section 7.2(c)(ii) will be credited against any such Parent Termination Fee to the extent that such fee subsequently becomes payable by Parent.

(iii) Parent acknowledges that the agreements contained in this Section 7.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails promptly to pay the amount(s) due pursuant to this Section 7.2(c), and, to obtain such payment, the Company commences a suit which results in a judgment against Parent for the amount(s) due pursuant to this Section 7.2(c), Parent shall pay to the Company its out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on such amount(s) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(d) (i) In the event that: (w) (A) after the date of this Agreement, a Company Takeover Proposal shall have been made to the Company and such Company Takeover Proposal becomes publicly known prior to the Company Stockholders’ Meeting or shall have been made directly to the stockholders of the Company generally prior to the Company Stockholders’ Meeting and, in either case, such Company Takeover Proposal shall not have been publicly withdrawn at the time of the Company Stockholders’ Meeting, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c) or Section 7.1(e) and (C) within 12 months after such termination, the Company enters into a definitive agreement to consummate a Company Takeover Proposal or consummates a Company Takeover Proposal (solely for purposes of this Section 7.2(d)(w)(C), the term “Company Takeover Proposal” shall have the meaning set forth in the definition of Company Takeover Proposal contained in Section 5.6(a) except that all references to “15%” shall be deemed references to “50%”); or (x) (A) after the date of this Agreement, a Company Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) (but only if a vote to obtain the Company Stockholder Approval or the Company Stockholders’ Meeting has not been held) and (C) within 12 months after such termination, the Company enters into a definitive agreement to consummate a Company Takeover Proposal or consummates a Company Takeover Proposal (solely for purposes of this Section 7.2(d)(x)(C), the term “Company Takeover Proposal” shall have the meaning set forth in the definition of Company Takeover Proposal contained in Section 5.6(a) except that all references to “15%” shall be deemed references to “50%”); or (y) this Agreement is terminated by Parent pursuant to Section 7.1(d); or (z) this Agreement is terminated by Company pursuant to Section 7.1(i), then the Company shall pay Parent a fee equal to $5,000,000 (the “Company Termination Fee”) by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (w) or (x) above, the Company shall pay Parent 50% of the Company Termination Fee upon such termination and 50% of the Company Termination Fee on the date of execution of such definitive agreement or, if earlier, consummation of such transactions).

(ii) In the event that this Agreement is terminated by Parent pursuant to either (x) Section 7.1(b)(iii) or (y) Section 7.1(c) (and no amount is payable by Company pursuant to Section 7.1(d)(i)), then Company shall pay Parent a fee equal to Parent’s out-of-pocket fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby (the “Parent Expenses”), but not in excess of $3,000,000, by wire transfer of same-day funds three (3) business days after the date of such termination of this Agreement as referred to in this sentence; provided that the foregoing shall not limit or be deemed to limit any liability of Company or damages or other remedy to which Parent may be entitled as a result of any willful breach of this Agreement by Company. Company will not be obligated to make a payment pursuant to this Section 7.2(d)(ii) if Company has paid or is required to pay the Company Termination Fee set forth in Section 7.2(d), and any fees paid by Company under this Section 7.2(d)(ii) will be credited against any such Company Termination Fee to the extent that such fee subsequently becomes payable by Company.

(iii) Company acknowledges that the agreements contained in this Section 7.2(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails promptly to pay the amount(s) due pursuant to this Section 7.2(d), and, to obtain such payment, Parent commences a suit which results in a judgment against Company for the amount(s) due pursuant to this Section 7.2(d), Company shall pay to Parent its out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on such amount(s) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Section 7.3 Amendments. Subject to compliance with applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parent and the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Parent and the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock, or which by applicable Law otherwise expressly requires the further approval of such stockholders. No amendment shall be made to this Agreement after the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.4 Waiver. At any time prior to the Effective Time, whether before or after the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, any party hereto may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit the survival of any covenant or agreement of the parties in the Agreement which by its terms contemplates performance after the Effective Time.

Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Company to:

Valera Pharmaceuticals, Inc.

7 Clarke Drive

Cranbury, NJ 08512

Fax No.: (609) 409-1650

Attention: President and Chief Executive Officer

with a copy to:

Pepper Hamilton LLP

400 Berwyn Park

899 Cassatt Road

Berwyn, PA 19312

Fax No: (267) 200-0854

Attention: Christopher S. Miller, Esq.

(b)	if to Parent or Merger Sub, to it at:

Indevus Pharmaceuticals, Inc.

33 Hayden Avenue

Lexington, MA 02421-7971

Fax No: (781) 861-3830

Attention: Mark S. Butler, Esq.

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Fax No: (212) 735-2000

Attention: Eileen T. Nugent, Esq.

                 Marc S. Gerber, Esq.

Section 8.3 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other Transaction Agreements (including the Confidentiality Agreement and the documents and instruments referred to herein or therein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.9, is not intended to confer, nor shall it confer, upon any Person other than the parties hereto any rights or remedies or benefits of any nature whatsoever.

Section 8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.8 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court for the purpose of any action or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court located in the State of Delaware or a Delaware state court.

Section 8.9 Headings, etc. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The disclosure of any matter in the Company Disclosure Letter or the Parent Disclosure Letter shall expressly not be deemed to constitute an admission by the Company or Parent, respectively, or to otherwise imply, that any such matter is material for the purpose of this Agreement.

Section 8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.12 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 8.13 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.14 Certain Definitions.

(a) “Company Licensed IP” shall mean all Intellectual Property owned or controlled by a third Person and licensed to the Company or any Company Subsidiary.

(b) “Company Owned IP” shall mean any Intellectual Property in which the Company or any Company Subsidiary has any ownership interest, whether singly, jointly or otherwise.

(c) “Company IP” shall mean the Company Licensed IP and the Company Owned IP.

(d) “Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

(e) “Development Drugs” shall mean Supprelin, the Stent and Octreotide.

(f) “Drugs” shall mean Supprelin, the Stent and Octreotide.

(g) “Environmental Laws” shall mean all federal, state, local or foreign laws, statutes, regulations, ordinances, decrees, directives, judgments, common law, or other enforceable requirements of Governmental Entities, relating to pollution or protection of human health and safety (including workplace health and safety) or the environment, including, without limitation, laws relating to Releases or threatened Release of Hazardous Substances, the protection of human health as a result of exposure to Hazardous Substances, the storage, transport or disposal of solid and hazardous waste, discharges of substances to surface water or groundwater, air emissions, recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

(h) “Environmental Permits” means permits, licenses, approvals, exemptions, registrations, certificates, identification numbers or other authorizations issued pursuant to Environmental Law.

(i) “Good Clinical Practices” means with respect to the Company, the then current standards for clinical trials for pharmaceuticals (including all applicable requirements relating to protection of human subjects), as set forth in the FDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 50, 54, and 56), as amended from time to time, and such standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by other organizations and Governmental Entities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, in which the products of the Company, any Company Subsidiary or any Company Partner are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

(j) “Good Laboratory Practices” means with respect to the Company, the then current standards for pharmaceutical laboratories, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good laboratory practices as are required by other organizations and Governmental Entities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use in which the products of the Company, any Company Subsidiary or any Company Partner are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

(k) “Good Manufacturing Practices” means (i) with respect to the Company, the then current standards for the manufacture, processing, packaging, testing, transportation, handling and holding of drug products, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good manufacturing practices as are required by other organizations and Governmental Entities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use in which the products of the Company, any Company Subsidiary or any Company Partner are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

(l) “Hazardous Substances” means any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “hazardous constituents”, restricted hazardous materials”, “extremely hazardous substances”, “toxic substances”, “contaminants”, “pollutants”, “toxic pollutants”, or words of similar meaning and regulatory effect under any applicable Environmental Law including, without limitation, petroleum and asbestos.

(m) “Hydron Technology” shall mean the Company’s hydrogel implant technology for subcutaneous drug delivery (currently known as “Hydron”), and any products incorporating or utilizing such technology.

(n) “IND” means an investigational new drug application filed with the FDA, including all documents, data and other information concerning the applicable drug which are necessary for or filed with such application.

(o) “Intellectual Property” shall mean trademarks, service marks, trade names, brand names, certification marks, designs, logos, slogans, commercial symbols, business name registrations, Internet domain names, trade dress and other similar indications of source or origin and general intangibles of like nature, the goodwill associated with the foregoing and registrations and applications relating to the foregoing in any jurisdiction, including any extension, modification or renewal of any such registration or application; industrial designs, inventions, discoveries, ideas and biological materials, whether patentable or not and whether or not reduced to practice, in any jurisdiction; patents and patent applications (including divisions, continuations, continuations-in-part, reissues and renewals, and applications for any of the foregoing), and any renewals, extensions, supplementary protection certificates or reissues thereof, in any jurisdiction; research and development data (including the results of research into and development of drug or biologic-based products and drug delivery systems), formulae, know-how, proprietary processes, algorithms, models and methodologies, technical information, designs, procedures, laboratory notes, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works of authorship of any type (including the content contained on any Web site), whether copyrightable or not, in any jurisdiction; computer software (whether in source code or object code form), databases, compilations and data; copyright registrations and applications in any jurisdiction, and any renewals or extensions thereof; any other intellectual property or proprietary rights and the right to sue for past infringement of any of the foregoing.

(p) “NDA” means a new drug application for a drug filed in accordance with 21 C.F.R. Part 314, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning the applicable drug which are necessary for FDA approval to market such drug in the United States.

(q) “Octreotide” shall mean VP003 (Octreotide implant) for acromegaly.

(r) “Parent Licensed IP” shall mean all Intellectual Property owned or controlled by a third Person and licensed to Parent or any Parent Subsidiary.

(s) “Parent Owned IP” shall mean any Intellectual Property in which Parent or any Parent Subsidiary has any ownership interest, whether singly, jointly or otherwise.

(t) “Parent IP” shall mean the Parent Licensed IP and the Parent Owned IP.

(u) “Parent Product IP” shall mean Parent IP relating to any or all of the Parent Products.

(v) “Product IP” shall mean Company IP relating to any or all of the Products.

(w) “Parent Products” shall mean the products and services of Parent and the Parent Subsidiaries, including drugs and medical devices and any services related thereto, and any line extensions, expansions or other modifications thereof.

(x) “Parent Takeover Proposal” means any inquiry, proposal or offer from any Person relating to, or that is reasonably expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 50% or more of the revenues, net income, EBITDA (earnings before interest expense, taxes, depreciation and amortization) or the assets of Parent and the Parent Subsidiaries, taken as a whole, or 50% or more of any class of equity securities of Parent or any Parent Subsidiary, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of any class of equity securities of the Company or any Company Subsidiary, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Parent or any Parent Subsidiary pursuant to which any Person or the stockholders of any Person would own 50% or more of any class of equity securities of Parent or any Parent Subsidiary or of any resulting parent company of Parent, other than the transactions contemplated by this Agreement.

(y) “Products” shall mean the products and services of the Company and the Company Subsidiaries, including drugs and medical devices and any services related thereto, and any line extensions, expansions or other modifications thereof, including the Hydron Technology, Vantas, Supprelin-LA, VP003 (Octreotide implant), VP004 (Naltrexone implant), VP005 (anti-inflammatory polymer solution instillation), VP006 (rapid dissolve Desmopressin), and Valrubicin (including the products marketed as Valstar and Valtaxin), any ureteral stent, and any other products and services marketed, sold, manufactured, developed or distributed, including products and services manufactured, developed or distributed by Company Partners, or in clinical or preclinical development, by or for the Company, any Company Subsidiaries or any Company Partner.

(z) “Regulatory Authorizations” means all approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Regulatory Authority, including all INDs and NDAs.

(aa) “Release” shall have the meaning set forth in CERCLA.

(bb) “Representatives” shall mean the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents to each of Parent and the Company.

(cc) “Stent” shall mean the ureteral stent.

(dd) “Supprelin” shall mean Supprelin-LA.

(ee) For purposes of this Agreement, the terms “Associate” and “Affiliate” shall have the same meaning as set forth in Rule 12b-2 promulgated under the Exchange Act, and the term “person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

(ff) For purposes of this Agreement, the phrase “Material Adverse Effect” means, when used in connection with Parent or Company (including the Surviving Corporation as the successor to Company) means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate (i) results in any change or effect that is materially adverse to the business, financial condition, properties, assets, liabilities (contingent or otherwise) or results of operations of such person and its Subsidiaries, taken as a whole, or (ii) prevents or materially impedes, interferes with, hinders or delays the consummation by Parent or Company, as applicable, of the Merger or the other transactions contemplated by this Agreement; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) any change relating to the economy or securities markets in general, (B) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which Parent or Company, as applicable, participates, including any changes to reimbursement rates related to any Products, so long as the effects of any of the foregoing do not disproportionately impact Parent or Company, as applicable, (C) any decline in Parent’s or the Company’s net sales after the date of this Agreement, (D) any failure, in and of itself, by Parent or the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement, (E) the effect of any change in any applicable Law or GAAP or (F) any events or occurrences directly or indirectly related to the impact of this Agreement (or the Merger) or the announcement or performance of this Agreement (or the Merger) or the transactions contemplated thereby; provided, further, that the Company’s receipt of a nonapprovable letter with regard to Supprelin, taken alone, shall not constitute a Company Material Adverse Effect.

(gg) “Company Material Adverse Effect” means a Material Adverse Effect on the Company and Company Subsidiaries, taken as a whole.

(hh) “Parent Material Adverse Effect” means a Material Adverse Effect on Parent and the Parent Subsidiaries, taken as a whole.

(ii) For purposes of this Agreement, a “Subsidiary” of any person means another person, (i) an amount of the voting securities, other voting rights or voting partnership interests of which that is sufficient to elect at least a majority of its board of directors or other governing body is directly or indirectly owned or controlled by such first person or by any one or more of its Subsidiaries, or by such first person and one or more of its Subsidiaries (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first person) or (ii) of which such first person or any other Subsidiary of such first person is a general partner (excluding partnerships, the general partnership interests of which held by such first person and any Subsidiary of such first person do not have a majority of the voting interests in such partnership).

(jj) For purposes of this Agreement, the phrases “to the knowledge of the Company,” “known to Company,” and similar formulations shall mean the actual current knowledge, after reasonable investigation, of the people set forth in Exhibit 8.14(jj).

(kk) For purposes of this Agreement, the phrases “to the knowledge of Parent”, “known to Parent”, and similar formulations shall mean the actual current knowledge, after reasonable investigation, of the people set forth in Exhibit 8.14(kk).

Section 8.15 Waiver of Jury Trial. EACH OF COMPANY, PARENT AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN

ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE COMPANY, PARENT AND MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, Indevus Pharmaceuticals, Inc., Hayden Merger Sub, Inc. and Valera Pharmaceuticals, Inc. have each caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INDEVUS PHARMACEUTICALS, INC.

By:	/s/ Glenn L. Cooper, M.D.
Name: Glenn L. Cooper, M.D.
Title: President and Chief Executive Officer

HAYDEN MERGER SUB, INC.

By:	/s/ Glenn L. Cooper, M.D.
Name: Glenn L. Cooper, M.D.
Title: President

VALERA PHARMACEUTICALS, INC.

By:	/s/ David S. Tierney, M.D.
Name: David S. Tierney, M.D.
Title: President and Chief Executive Officer

EXHIBIT 2.1(D)(II)(A)

Treatment of Company Stock Options I

With respect to the holders of Company Stock Options to which Section 2.1(d)(ii)(A) applies, if the Contingent Stock Rights granted under any Contingent Stock Rights Agreement become exercisable, Parent shall issue to such holder such number of shares of Parent Common Stock equal to:

(a) If the Supprelin Contingent Stock Right becomes exercisable, the number of shares of Company Common Stock subject to each such Company Stock Option held by such holder immediately before the Closing multiplied by the Exchange Ratio (as defined in the Supprelin Contingent Stock Right Agreement),

(b) If the Stent Contingent Stock Right becomes exercisable, the number of shares of Company Common Stock subject to each such Company Stock Option held by such holder immediately before the Closing multiplied by the Exchange Ratio (as defined in the Stent Contingent Stock Right Agreement),

(c) If the Octreotide Contingent Stock Right becomes exercisable, the number of shares of Company Common Stock subject to each such Company Stock Option held by such holder immediately before the Closing multiplied by the Exchange Ratio (as defined in the Octreotide Contingent Stock Right Agreement).

The shares issuable pursuant to Sections (a), (b) and (c) above shall be issuable within ten (10) days following the applicable Milestone Date (as defined in the applicable Contingent Stock Right Agreement) for such Contingent Stock Right.

2.1(I)-1

EXHIBIT 2.1(D)(II)(B)

Treatment of Company Stock Options II

With respect to the holders of Company Stock Options to which Section 2.1(d)(ii)(B) applies, if the Contingent Stock Rights granted under any Contingent Stock Rights Agreement become exercisable, Parent shall issue to such holder such number of shares of Parent Common Stock equal to:

(A) x (B)

(C)

Where:

(A)	=	the number of shares of Company Common Stock subject to each such Company Stock Option held by such holder immediately before the Closing;

(B)	=	the excess, if any, of (1) the Aggregate Cumulative Value of the Contingent Stock Rights over (2) the sum of (i) the Underwater Amount and (ii) the aggregate of any prior excesses of Aggregate Cumulative Value of the Contingent Stock Rights over the Underwater Amount resulting from the achievement of any Milestone Dates (as defined in the applicable Contingent Stock Rights Agreement) with respect to any other Contingent Stock Rights; and

(C)	=	the Current Stock Price (as defined in the applicable Contingent Stock Rights Agreement).

The “Aggregate Cumulative Value of the Contingent Stock Rights” shall mean the sum, as determined on the applicable Milestone Date (as defined in the applicable Contingent Stock Rights Agreement) for any Contingent Stock Right, of (a) the value of the Contingent Stock Right giving rise to the Milestone Date plus (b) the value of each other Contingent Stock Right that has become exercisable prior to such Milestone Date1.

The “Underwater Amount” shall mean the excess of (x) the per-share exercise price of a Company Stock Option to which Section 2.1(d)(ii)(B) applies over (y) $7.75.

[1]	For example, in the event the Supprelin Contingent Stock Right becomes payable, the Aggregate Cumulative Value of the Contingent Stock Rights on such date shall equal $1.00. If, subsequent to the date the Supprelin Contingent Stock Right becomes payable, the Octreotide Contingent Stock Right becomes payable, the Aggregate Cumulative Value of the Contingent Stock Rights on the date the Octreotide Contingent Stock Right becomes payable shall equal $2.50. If, subsequent to the date the Stent Contingent Stock Right becoming payable, the Stent Contingent Stock Right becomes payable, the Aggregate Value of the Phantom Contingent Stock Rights shall equal $3.50.

2.1(II)-1

The shares issuable pursuant to the formula set forth on this Schedule B or any portion thereof, shall be issuable within ten (10) days following the applicable Milestone Date.

No shares of Parent Common Stock shall be issuable with respect to any Company Stock Option unless the Aggregate Cumulative Value of the Contingent Stock Rights at such date exceeds the Underwater Amount.

Example

Supprelin

Assume Holder holds Company Stock Options to purchase 100 shares of Company Common Stock at $10.00 per share. The Underwater Amount equals $2.25.

Assume Supprelin Contingent Stock Right ($1.00 value) becomes payable and the Current Stock Price equals $6.00.

Holder would be entitled to receive the number of shares of Parent Common Stock equal to:

[(100 x ($1.00-$2.25))/$6.00] = 0 shares

Octreotide

Assume further that Octreotide Contingent Stock Right ($1.50 value) later becomes payable and the Current Stock Price equals $6.00.

Holder would be entitled to receive the number of shares of Parent Common Stock equal to:

[(100 x ($2.50-$2.25))/$6.00] = 4 shares (plus payment in cash equal to fractional shares)

Stent

Assume further that Stent Contingent Stock Right ($1.00 value) later becomes payable and the Current Stock Price equals $8.00.

Holder would be entitled to receive the number of shares of Parent Common Stock equal to:

[(100 x ($3.50-($2.25+$0.25)))/$8.00] = 12 shares (plus payment in cash equal to fractional shares)

2.1(II)-2